This prospectus is filed pursuant to rule 424(b)(4).  *
     File Number 333-31180.

                            HYPERDYNAMICS CORPORATION

                        2,328,113 SHARES OF COMMON STOCK

     This prospectus relates to the resale of our common stock by selling stockholders listed on page 40.

     Our common stock trades on the Over-the Counter Bulletin Board, also called the OTCBB, under the trading symbol "HYPD". On February 24, 2000, the closing bid for our common stock as reported on the OTCBB was $5.00 per share.

     RISK  FACTORS.  OUR  COMMON STOCK IS SPECULATIVE AND INVOLVES A HIGH DEGREE
     ---------------------------------------------------------------------------
OF  RISK.  YOU  SHOULD  CAREFULLY  READ AND CONSIDER OUR RISK FACTORS SECTION ON
--------------------------------------------------------------------------------
PAGE  4  BEFORE  MAKING  AN  INVESTMENT  DECISION.
 -------------------------------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the prospectus. Any representation to the contrary is a criminal offense.

               THE DATE OF THIS PROSPECTUS IS March 16, 2000

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling security holders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.


                                TABLE OF CONTENTS


Summary of Information in the Prospectus. . . . . . . . . . . .   1
Risk Factors. . . . . . . . . . . . . . . . . . . . . . . . . .   4
Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . .  13
Price Range of Common Stock . . . . . . . . . . . . . . . . . .  13
Our Dividend Policy . . . . . . . . . . . . . . . . . . . . . .  14
Management's Discussion and Analysis of Financial Condition and
     Results   of Operations. . . . . . . . . . . . . . . . . .  14
Our Business. . . . . . . . . . . . . . . . . . . . . . . . . .  18
Management. . . . . . . . . . . . . . . . . . . . . . . . . . .  32
Executive Compensation. . . . . . . . . . . . . . . . . . . . .  33
Certain Relationships and Related Transactions. . . . . . . . .  35
Principal Stockholders. . . . . . . . . . . . . . . . . . . . .  36
Description of Securities . . . . . . . . . . . . . . . . . . .  37
Selling Stockholders. . . . . . . . . . . . . . . . . . . . . .  40
Plan of Distribution. . . . . . . . . . . . . . . . . . . . . .  41
Legal Proceedings . . . . . . . . . . . . . . . . . . . . . . .  42
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . .  43
Other Available Information . . . . . . . . . . . . . . . . . .  43

Indemnification . . . . . . . . . . . . . . . . . . . . . . . .  44
Financial Statements. . . . . . . . . . . . . . . . . . . . . .  44

                    SUMMARY OF INFORMATION IN THE PROSPECTUS

     This prospectus summary highlights selected information contained in this prospectus. To understand this offering fully, you should read the entire prospectus carefully, including the risk factors beginning on page 4 and the financial statements beginning on page F-1. Unless otherwise indicated, this prospectus assumes that none of our outstanding options or warrants are exercised into shares of our common stock, nor any shares of our Series A
Preferred  Stock  are  converted  into  shares  of  our  common  stock.

HYPERDYNAMICS  CORPORATION

     We are an Information Technology Service Provider ("ITSP"). The services we provide are ITHosting services, conventional information technology services and e-Business services. We provide our customers with fully-hosted information technology hosting solutions which we can scale to meet the customer's needs. We provide these information technology hosting solutions at our location on our servers with our staff of information technology experts. The customer uses our solutions and facilities instead of the customer's own computer system and staff. From the customer's location, the customer accesses its information from us via the Internet. We began our information technology hosting business in 1999. We have also been in the conventional information technology solutions business since 1988, and we have also been in the e-Business solutions business since 1996.

     We have the capability to host all or a portion of a customer's information technology requirements. Our solutions allow the customer to use our information technology skills and computer systems, instead of the customer purchasing more computer hardware and software and hiring more computer staff.

     Our mission is to be a premier ITSP. The information technology ("IT") industry is one of the most dynamic and rapidly growing industries. Through our initial roll up strategy, Hyperdynamics will build our core IT knowledge base to position us as a leader in the e-Business economy of the future.

     In August, 1996, we acquired MicroData Systems, Inc., which changed its name to ITHost.net Corporation in 1999. We obtained our core business plan from MicroData. Since 1988, MicroData has provided conventional IT services to help our clients plan, design, implement, and manage their IT infrastructures. The acquisition of MicroData set the stage for our initial goal of acquiring technically competent IT service companies in roll up transactions.

     Our strategy targets technically competent IT service companies with specialties in all areas of IT. We look for debt free IT service companies with substantial technical expertise and key people with an entrepreneurial spirit.

     IThost.net Corporation is a full service IT services company. We provide three categories of IT services:

- We have been in the conventional information technology solutions business since 1988.
- We have been in the e-Business solutions business since 1996. - We began our information technology hosting business in 1999.

CONVENTIONAL  IT  SERVICES

     Conventional IT Services are provided to help companies with existing IT infrastructures to plan, design, implement, and manage their own telecommunications, wide area networking, server and workstation systems, operating systems, and integrated software applications. Our clients decide the extent of our involvement in any or all of these areas of IT.

E-BUSINESS  SERVICES

     e-Business Services are provided to specifically address the evolution of our clients' IT systems to support the new ways of doing business such as business to business and business to consumer e-Business and Internet marketing.

ITHOSTING  SERVICES

     IThosting Services are provided to handle a client's complete IT requirements and we literally become our clients IT department by contract. We are continuing to develop our IThost.net infrastructure to allow us to professionally manage our clients centralized servers in a true data center environment.

     We maintain a flexible service model as more clients are brought on-line. We have the capability to host all or a portion of a customer's information technology requirements. Our solutions allow the customer to use our information technology skills and computer systems, instead of the customer purchasing more computer hardware and software and hiring more computer staff.

     We  provide  our  customers  with:

- A complete off-site information technology resource for real time business operations solutions, e-Business transactional solutions and business data solutions.
- Application software and e-Business transaction software which resides on our servers. In providing this service, we are sometimes referred to as being an Applications Service Provider ("ASP"). However, the scope of our service is much greater than typical ASP's. Therefore we call ourselves an ITSP.
-    Broad bandwidth, high speed Internet service.

-    Data access, manipulation, mining, warehousing and storage.

     Our  Information  technology  hosting  solutions  enhance  a  customer's:
-    Internet strategies
-    E-Business solutions
-    Enterprise asset and operational functionality and control
-    Marketing Management
-    General Business Operations
-    Data Base Management

     We  provide  our  customers  with:

-    Our state-of-the-art computer servers, facilities and staff.
-    Our 24/7 customer service.
- Integration of our hosting solutions with the customer's existing computer system.
-    Training.

     We also provide conventional information technology solutions for a customer's own computer network. We also enable a customers' e-Business web presence by migrating the customer's conventional business methods to the e-Business model through web site design, maintenance and hosting.

     Our information technology hosting solutions, conventional information technology solutions and e-Business solutions are provided through our wholly-owned subsidiary, ITHost.net Corporation.

     Our web site is www.hyd.net, however, the information contained on our web site is not part of this prospectus. Our principal executive offices are located at Hyperdynamics Corporation, 2656 South Loop West, Suite 103, Houston, Texas 77054, tel. (713) 660-9771.

RECENT  EVENTS

     In January, 2000, we sold 3,000 shares of our new issue Series A Preferred Stock for a total of $3,000,000 in cash to three accredited investors. As part of this transaction, we also issued to the three investors a total of 300,000 Investor Warrants to purchase shares of our common stock at a price of $5.9125 per share which are immediately exercisable and expire on January 6, 2005. The Investor Warrant provides that in no event shall the holder exercise the Warrant if upon exercise of the Warrant, the holder would benefically own more than 4.9% of our outstanding common stock. As part of this transaction, we issued 180,000 Placement Warrants to the placement agent to purchase shares of our common stock at a price of $7.095 per share which are immediately exercisable and expire on January 6, 2005 and 120,000 Consultant Warrants to one individual to purchase shares of our common stock at a price of $7.095 per share which are immediately exercisable and expire on January 6, 2005. This was a private placement offering of securities.

     In September, 1999, we sold our formerly wholly-owned subsidiary, Wired and Wireless Corporation because it no longer fit into our business plan.

THE  OFFERING

Common  stock  outstanding......12,726,503  shares  of  common  stock



Common stock to be
offered by our
selling
stockholders.......2,328,113 shares, which includes 1,728,113 shares  underlying
                   Series A  Preferred  Stock  and  600,000 shares  underlying
                   Investor   Warrants,   Placement   Warrants  and  Consultant
                   Warrants.




Market for our
common stock.......Our common  stock trades on the  Over-the  Counter  Bulletin
                   Board, also called the OTCBB, under the trading symbol "HYPD". The market for our common stock is highly volatile. We can provide no assurance that there will be a market in the future for our common stock.

                                  RISK FACTORS

     Any investment in shares of our common stock involves a high degree of risk. You should carefully consider the following information about these risks, together with the other information contained in this prospectus, before you decide to buy our common stock. If any of the following risks actually occur, our business would likely suffer. In these circumstances, the market price of our common stock could decline, and you may lose all or part of the money you paid to buy our common stock.

OUR INFORMATION TECHNOLOGY HOSTING BUSINESS IS NEW AND SUBJECT TO THE RISKS OF A NEW BUSINESS

     We began our information technology hosting business in 1999 and we have one information technology hosting customer at this time, although we have several customers for our conventional information technology business and our e-Business solutions business. We only have just begun to market our information technology hosting business. This business is extremely competitive and we may not be able to increase our customer base at a sufficient rate to fund operations.

WE HAVE HAD AND COULD HAVE LOSSES, DEFICITS, AND DEFICIENCIES IN LIQUIDITY WHICH COULD IMPAIR OUR ABILITY TO GROW

     Our ability to achieve profitability depends on our ability to successfully develop and market our information technology hosting solutions. There is no assurance that we will be able to accomplish this in a profitable manner. We are subject to all of the risks inherent in a growing venture, including the need to develop marketing expertise and produce significant revenue. We may incur losses, deficits and deficiencies in liquidity for the foreseeable future due to the significant costs associated with providing our customers with information technology hosting solutions.

     For fiscal 1998, we had a net loss of $(558,324), a deficit of $(1,201,191) and positive stockholders' equity of $378,517. For fiscal 1999, we had a net loss of $(184,546), a deficit of $1,385,737 and positive stockholders' equity of $336,597. For the first six months of fiscal 2000, we had net income of $231,910, a deficit of $(1,153,827) and positive stockholders' equity of $646,007.

     WE  WILL  NEED  MORE  FINANCING  FOR  GROWTH

     We have limited financial resources. Until our operating results improve, we must obtain outside financing to fund the expansion of our business and to meet our obligations as they become due. Any additional debt or equity financing may be dilutive to our shareholders. Financing must be provided from our operations, or from the sale of equity securities, borrowing, or other sources of third party financing. The sale of equity securities could dilute our existing stockholders' interest, and borrowings from third parties could result in our assets being pledged as collateral and loan terms which would increase our debt service requirements and could restrict our operations. There is no assurance that capital will be available from any of these sources, or, if available, upon terms and conditions acceptable to us.

YOU HAVE A RISK OF DILUTION. THE ISSUANCE OF THESE SHARES WILL HAVE A DILUTIVE EFFECT ON OUR COMMON STOCK AND MAY LOWER OUR STOCK PRICE. WE HAVE RESERVED A SIGNIFICANT NUMBER OF SHARES OF OUR COMMON STOCK FOR ISSUANCE UPON THE CONVERSION OF SERIES A PREFERRED STOCK, AND THE EXERCISE OF OUR WARRANTS AND OPTIONS.

     As of February 22, 2000, we had outstanding 3,000 shares of our Series A Preferred Stock that can be converted into shares of our common stock. The number of shares we will issue upon the conversion of our Series A Preferred Stock fluctuates with our common stock market price, cannot be determined until the day of conversion and is calculated by a formula set forth in the designation certificate of the Series A Preferred Stock. There is no limit on the number of shares of our common stock that may be issued upon the conversion of Series A Preferred Stock. The Series A Preferred Stock could have conversion prices that are below our current market price. If conversions of the Series A Preferred Stock option occur, shareholders may be subject to an immediate dilution in the per share net tangible book value. The Series A Preferred Stock may be converted into common stock at any time prior to January 30, 2002, when it automatically converts into common stock.

     As  of  February  22, 2000, we had outstanding a total of 2,258,648 options and warrants to purchase our common stock at exercise prices ranging from $.50 to $7.095 per share, which are near or below market prices. Of these, 1,658,648 options and warrants expire at various times through the year 2002, and 600,000 warrants expire in January, 2005. If the exercise of warrants or options occur at below market prices, shareholders will be subject to an immediate dilution in the per share net tangible book value.

     We have reserved a large number of shares to be issued on the conversion of Series A Preferred Stock, and upon the exercise of all outstanding options and warrants. The issuance of these shares will dilute our common stock per share net tangible book value and may hurt our stock price.
As  of  February  22,  2000,  we  have  reserved:

- 2,000,000 shares of our authorized and unissued common stock in connection with the future conversion our Series A Preferred Stock and the future exercise of the Investor Warrants, Placement Warrants and Consultant Warrants. The Series A Preferred Stock may be converted into common stock at any time prior to January 30, 2002, when it automatically converts into common stock; and
- 1,658,648 shares of our authorized and unissued common stock in connection with the future exercise of other outstanding options and warrants.

     These reserve amounts are our good faith estimate of the number of shares that we believe we need to reserve. Of the total of 2,328,113 shares of our common stock that we are registering in this offering, 1,728,113 shares are in connection with the future conversion of Series A Preferred Stock. We can provide no assurance as to how many shares we will ultimately need to issue upon the conversion of Series A Preferred Stock. If we are required to issue additional shares we will be required to file an additional registration statement for those shares, a process which will be costly and time consuming.

THE SALE OF OUTSTANDING SHARES COULD RESULT IN A LOW MARKET PRICE FOR YOUR COMMON STOCK. THERE IS A LIMITED PUBLIC FLOAT FOR OUR COMMON STOCK AND YOU MAY NOT BE ABLE TO SELL YOUR SHARES AT THE PRICE OR IN THE VOLUME YOU DESIRE

     As of February 22, 2000, we had outstanding 12,726,503 shares of common stock, out of which approximately 8,139,095 shares are restricted securities. Approximately 6,815,000 shares of our restricted common stock has been held by our shareholders for more than two years, of which 1,015,000 could be sold into the market immediately without volume limits pursuant to Rule 144 because they are held by non-affiliates. The balance, 5,800,000 shares, are held by affiliates and could be sold into the market immediately subject to volume limits pursuant to Rule 144.

     Approximately 200,000 shares of our restricted common stock has been held by our shareholders for more than one year and less than two years and could be sold into the market immediately with volume limits pursuant to Rule 144. By January, 2001, substantially all of our restricted shares of common stock will be freely tradeable subject to Rule 144. As the restrictions on resale end and these shares are sold into the market, the price of our common stock could drop significantly if the holders of these restricted shares sell them or are perceived by the market as intending to sell them.

     The possibility that a substantial amount of the shares registered in this offering may be sold in the public market could have an adverse impact on the market price of our common stock. There is no assurance that stockholders will be able to sell the shares for any particular price. No prediction can be made as to the effect that sales of shares of our common stock or even the mere availability of such shares for sale, will have on the market prices. The possibility that substantial amounts of common stock may be sold in the public market by the holders of these shares, or the perception by the market of an intention by the holders to sell these shares, would likely have an adverse effect on prevailing market prices for the common stock and could impair our ability to raise capital through the sale of our equity securities.

WE ARE DEPENDENT ON OUR PRESENT MANAGERS AND OUR ABILITY TO GROW COULD BE IMPAIRED IF WE LOST THEIR SERVICES

     Our success is substantially dependent upon the time, talent, and experience of Kent Watts, our President and Chief Executive Officer. We have an employment agreement with Mr. Watts. However, we have no key man insurance on Mr. Watts. The loss of the services of Mr. Watts would have a material adverse impact on us. No assurance can be given that a replacement for Mr. Watts could be located in the event of his unavailability. In order for us to expand, we must continue to improve and expand the level of expertise of our personnel and we must attract, train and manage qualified managers and employees to oversee and manage the expanded operations. Demand for computer industry personnel is high. There is no assurance that we will be in a position to offer competitive compensation to attract or retain such personnel. You should not invest unless you are willing to entrust all aspects of our management to our directors and officers.


WE MAY NOT BE ABLE TO MANAGE GROWTH AND THIS COULD RESULT IN A WEAKENING OF OUR FINANCIAL AND COMPETITIVE POSITION

Our intention is to expand business operations by acquiring companies and starting new businesses. This expansion will subject us to a variety of risks associated with rapidly growing companies. In particular, our plans may place a significant strain on our day-to-day operations. There can be no assurance that our systems, controls or personnel will be sufficient to meet these demands. Inadequacies in these areas could have a material adverse effect on our business, financial condition and results of operations.

OUR  CUSTOMER  CONTRACTS  REQUIRE US TO MEET SPECIFIED PERFORMANCE LEVELS AND WE
MAY  MISJUDGE  THE  LEVEL  OF  PERFORMANCE  THAT  WE  ARE  ABLE  TO  PROVIDE

     If we misjudge the time or the constraints in which we provide solutions or are unable to maintain any agreed upon performance levels for customers, our customers may become dissatisfied. We do not know if we can consistently achieve the service levels we agree on with our customers.

WE HAVE NEVER PAID A CASH DIVIDEND AND IT IS LIKELY THAT THE ONLY WAY YOU WILL REALIZE A RETURN ON YOUR INVESTMENT IS BY SELLING YOUR SHARES

We have never paid cash dividends on any of our securities. Our Board of Directors does not anticipate paying cash dividends in the foreseeable future. We currently intend to retain future earnings to finance our growth. As a result, your return on an investment in our stock will likely depend on your ability to sell our stock at a profit.

THERE IS LIMITED MARKET LIQUIDITY FOR OUR SECURITIES AND THERE ARE PENNY STOCK SECURITIES LAW CONSIDERATIONS THAT COULD LIMIT YOUR ABILITY TO SELL YOUR SHARES

     At February 22, 2000, the closing price of our stock was near or above $5.00 per share. If our closing stock price were fall below $5.00, our stock would be considered "penny stock", and the sale of our stock would be subject to the "penny stock rules" of the Securities and Exchange Commission. The penny stock rules require broker-dealers to take steps before making any penny stock trades in customer accounts. The penny stock rules require a broker-dealer to:

-     Advise  a  customer  of  the  lowest  offer  and highest bid for our stock
-     Advise  a  customer  of  the  broker  dealer's  compensation
- Make a special written suitability determination for the customer and receive the customer's prior written agreement

If we were to become subject to the penny stock rules, there could be delays in the trading of our stock. The market liquidity of our stock could be adversely affected.

     THE  MARKET  PRICE  OF  YOUR  SHARES  WILL  BE  VOLATILE

     The stock market price of technology companies like us has been volatile. Securities markets may experience price and volume volatility. The market price of our stock may experience wide fluctuations as it has in the recent past which could be unrelated to our financial and operating results.

WE  COULD  ISSUE  PREFERRED  STOCK  AND  THIS  COULD  HARM  YOUR  INTERESTS

We presently have authorized 20,000,000 shares of preferred stock, par value $.001 per share, from which 5,000 shares have been designated as Series A Preferred Stock, of which 3,000 shares of Series A Preferred Stock are presently outstanding. Other shares of preferred stock, if issued, would be entitled to preferences over the common stock. The shares of preferred stock, when and if issued, could adversely affect the rights of the holders of common stock, and could prevent holders of common stock from receiving a premium for their common stock. An issuance of preferred stock could result in a class of securities outstanding that would have preferences with respect to voting rights and dividends and in liquidation over the common stock, and could (upon conversion or otherwise) enjoy all of the rights of holders of common stock. The Board's authority to issue preferred stock could discourage potential takeover attempts and could delay or prevent a change in control of us through merger, tender offer, proxy contest or otherwise by making such attempts more difficult to achieve or more costly.

     WE MAY SEEK BUSINESS COMBINATIONS WITH OTHER FIRMS AND ISSUE MORE SECURITIES WHICH COULD DILUTE YOUR INTERESTS AND PUT MORE OF OUR SHARES INTO THE MARKET

     We may enter into business combinations with other firms by exchanging stock. This would enable us to acquire additional assets without spending cash. However, it may result in dilution in per share net tangible book value to existing  shareholders,  and  put  more  of  our  shares  into  the  market.

WE MAY NOT BE ABLE TO COMPETE FOR BUSINESS AND THIS WOULD SUBSTANTIALLY IMPAIR OUR GROWTH

     There are other companies which are engaged in the same business as us. Many of our competitors are more established companies with substantially greater capital resources and substantially greater marketing capabilities. No assurances can be given that we will be able to successfully compete with such companies. We anticipate that the number of competitors will increase in the future.

IF  WE  WERE  UNSUCCESSFUL  IN  PREVENTING  OTHERS  FROM  USING OUR INTELLECTUAL
PROPERTY,  WE  WOULD  LOSE  A  COMPETITIVE  ADVANTAGE

     We have common law rights to the service marks "Hyperdynamics", "ITHost" and ITHost.net" based upon our substantial and continuous use of these trademarks in interstate commerce. However, we have not registered these service marks. There can be no assurance that the steps we have taken to protect our service marks will be adequate to deter misappropriation. Any attempts by us that we make to defend our intellectual property would be expensive and time consuming.

WE DEPEND ON THIRD PARTY TELECOMMUNICATIONS VENDORS OVER WHOM WE HAVE NO CONTROL AND THIS COULD IMPAIR OUR REVENUES

     Our information technology hosting business and our e-Business solutions business is dependent upon other companies to supply telecommunications services and computer equipment which we use to provide our information technology hosting solutions. Any failure to obtain needed services in a timely fashion and at an acceptable cost could have a material adverse effect on our business. Moreover, a disruption in telecommunications capacity, which is provided by third parties, could prevent us from providing our services. Although we have not been affected by a network outage, major network outages have occurred in the past. Were such an outage to affect us, we may not be able to deliver an adequate level of service to our customers.

WE DEPEND ON THIRD PARTY SOFTWARE VENDORS OVER WHOM WE HAVE NO CONTROL AND THIS COULD IMPAIR OUR REVENUES

     We depend on other companies to supply the software which we use to provide our information technology hosting solutions. Any failure to obtain needed software or services in a timely fashion and at an acceptable cost could have a material adverse effect on our business. Our ability to provide cost efficient and reliable information technology hosting solutions to our clients is key to our business strategy. We will derive revenues from projects in which we customize, implement, or host applications developed by a variety of software vendors. We have software license agreements with these software vendors. All the agreements may be terminated upon a breach of the agreement. We cannot be sure that any of our agreements with software vendors will be renewed in the future. If any of these agreements are terminated, not renewed, or we cannot continue to use the software for any reason, we may have to discontinue services or delay their introduction unless we can find, license, and package comparable software. In addition, we can provide no assurance that if we were able to obtain similar software products, that the terms of the licensing agreement would be favorable, or that our clients would accept comparable software products as substitutes.

     Not only is our success dependent upon the continued popularity of the product offerings of our current vendors, it is also dependent on our ability to establish relationships with new vendors in the future. As new software applications are released, if we are unable to enter into agreements with these software vendors, we may be unable to compete.


WE FACE SECURITY RISKS IN CONNECTION WITH OUR ABILITY TO PROTECT OUR HARDWARE FROM DAMAGE, COMPUTER HACKERS OR COMPUTER VIRUSES

     Our success largely depends on the efficient and uninterrupted operation of our computer and communications hardware systems. All of our computer and communications hardware is currently located at a leased facility in Houston, Texas. Our hardware is vulnerable to:

-     computer  viruses
-     physical  or  electronic  break-ins
-     physical  vulnerability  to  damage
- interruption from fire, flood, long-term power loss, and telecommunications failures

     These events could lead to delays, loss of data, or interruptions in service which could subject us to liability and harm our reputation. We believe that we have sufficient internal disaster recovery resources to implement and establish a full and rapid recovery from disasters of these types. We currently do not carry any business interruption insurance to compensate us for losses that may occur. We currently do not have any business liability insurance to compensate for any losses or claims that may arise from our business operations, such as claims by our customers.

     A significant barrier to online business and communications is the secure transmission of confidential information over public networks. We rely on technology to provide the security to secure the transmission of confidential information. However, we can provide no assurance that advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments will not result in a compromise or breach of the methods used to protect customer data. If any compromise of our security were to occur, our reputation and business would suffer. A party who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations or the operations of our customers. We may be required to expend significant capital and other resources to protect against security breaches or to alleviate problems caused by security breaches.

IN THE FUTURE, OUR INABILITY TO MEET CUSTOMER NEEDS FOR ERROR-FREE HOSTING SERVICES COULD RESULT IN LOSSES AND SUBSTANTIAL LIABILITY

     The hosting solutions we provide our clients are critical to their businesses. Any defects or errors in our services or any failure to meet clients' expectations could result in:

-     delayed  or  lost  revenues  due  to  adverse  client  reaction
-     requirements  to  provide  additional  services  to  a client at no charge
- claims for substantial damages against us, regardless of our responsibility for such failure, which may not be limited by the contractual terms of our engagement

     We currently do not have any business liability insurance to compensate for any losses or claims that may arise from our business operations.

WE ARE DEPENDENT ON THE GROWTH IN DEMAND FOR INFORMATION TECHNOLOGY HOSTING SOLUTIONS

      Our ability to increase revenues and achieve profitability depends, in part, on the growth in demand for and the acceptance of information technology hosting solutions by small and medium-sized businesses. The market for these solutions has only begun to develop and is evolving rapidly. We believe that many potential clients are not currently aware of the advantages of outsourcing information technology solutions. However, it is possible that these solutions may never achieve market acceptance. If the market for our solutions does not grow, or grows less rapidly than we currently anticipate, our revenues will suffer.

     OUR  BUSINESS  IS  DEPENDENT  ON  THE  INTERNET,  WHICH  WE  DO NOT CONTROL

     Our success will depend, in large part, upon the maintenance of the Internet infrastructure, as a reliable network backbone with the necessary speed, data capacity, and security. To the extent that the Internet continues to experience increased numbers of users and increased requirements of users, we can provide no assurance that the Internet infrastructure will continue to be able to support the demands placed on it or that the performance or reliability of the Internet will not be adversely affected. Furthermore, the Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure, and these outages and delays could hinder our ability to provide solutions.

     WE INDEMNIFY OUR DIRECTORS AND OFFICERS AND THIS REDUCES THE LIKELIHOOD OF SHAREHOLDER LITIGATION


     Delaware General Corporation Law permits a corporation organized under Delaware law to indemnify directors and officers with respect to any matter in which the director or officer acted in good faith and in a manner he reasonably believed to be not opposed to our best interests, and, with respect to any criminal action, had reasonable cause to believe his conduct was lawful.

     Our Bylaws provide that our directors and officers are indemnified by us if that person is a party to a matter by reason of being a director or officer. These provisions may discourage stockholders from bringing suit against a director for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by our stockholders on our behalf against a director.

WE ARE SUBJECT TO THE DELAWARE ANTI-TAKEOVER LAW AND THIS COULD PREVENT A TAKEOVER AND ANY POSSIBLE PREMIUM PRICE FOR YOUR SHARES

     We are subject to the General Corporation Law of the State of Delaware, including the anti-takeover law. The law restricts the ability of a public

Delaware corporation from engaging in a business combination with an interested stockholder for a three year period that begins on the date of the transaction in which the person became an interested stockholder. As a result, persons who may desire to acquire us may find it difficult to effect an acquisition with us. This could deprive our shareholders of certain opportunities to sell or otherwise dispose of their stock at above-market prices pursuant to such transactions.

                  INFORMATION ABOUT FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements about our future. Forward-looking statements include statements about our:

-     plans
-     objectives
-     goals
-     strategies
-     expectations  for  the  future
-     future  performance  and  events
-     underlying  assumptions  for  all  of  the  above
-     other  statements  which  are  not  statements  of  historical  facts

     These forward-looking statements involve risks and uncertainties which could cause our actual results to materially differ from our forward-looking statements. We make these forward-looking statements based on our analysis of internal and external historical trends, but there can be no assurance that we will achieve the results set forth in these forward-looking statements. Our forward-looking statements are expressed in good faith and we believe that there is a reasonable basis for us to make them.

     In addition to other factors discussed in this prospectus, the following are important factors that could cause our actual results to materially differ from our forward-looking statements:

- our ability to respond to changes in the information technology marketplace
-     competitive  factors
-     the  availability  of  financing  on terms and conditions acceptable to us
-     the  availability  of  personnel  with  information  technology  skills

We have no obligation to update or revise these forward looking statements to reflect future events.

                                 USE OF PROCEEDS

     We will not receive any proceeds upon the sale of the common stock issuable upon the conversion of our Series A Preferred Stock by the selling stockholders. If all the warrants in this offering are exercised, the net proceeds to us from the exercise of the warrants, after the deduction of offering expenses, will be approximately $3,833,200. We intend to use the net proceeds for working capital and general corporate purposes. We will pay for the cost of registering the shares of common stock in this offering.

                           PRICE RANGE OF COMMON STOCK


     Our common stock trades on the Over-the Counter Bulletin Board, also called the OTCBB, under the trading symbol "HYPD". This table states the quarterly high and low bid prices per share for our common stock. The bid prices reflect inter-dealer prices, without retail markup, markdown, or commission and may not represent actual transactions.

(Our fiscal year ends on June 30)        High Bid   Low Bid
                                         ---------  --------


Fiscal 1998:
---------------------------------------
First Quarter                            $   2.125  $   1.00
Second Quarter                                1.75      0.51
Third Quarter                                1.375     0.156
Fourth Quarter                               0.875      0.25

Fiscal 1999:
---------------------------------------
First Quarter                            $    1.25  $   0.25
Second Quarter                                2.25   0.78125
Third Quarter                                 3.50   0.28125
Fourth Quarter                               1.375   0.46875



                                       13

Fiscal 2000 (through February 18, 2000)
First Quarter                            $   1.125  $   .625
Second Quarter                              5.0625      .625
Third Quarter                                 7.75      4.00

     On February 22, 2000, the closing bid on our common stock as reported on the OTCBB was $5.00 per share. On February 22, 2000, we had approximately 107 record stockholders and approximately 1,600 beneficial stockholders of our common stock. On February 22, 2000, we had 12,726,503 shares of our common stock outstanding.

TRANSFER  AGENT  AND  REGISTRAR

     The transfer agent and registrar for our common stock is Fidelity Transfer Company, 1800 South West Temple, Suite 301, Salt Lake City, Utah 84115, tel.(801) 484-7222.

                               OUR DIVIDEND POLICY

     We have not paid and do not intend to pay cash dividends on our common stock in the foreseeable future. Our current dividend policy is to retain all earnings, if any, to provide funds for operation and expansion of our business. Our declaration of dividends, if any, will be subject to the discretion of our Board of Directors, who may consider such factors as our results of operations, financial condition, capital needs, acquisition strategy, among others. We cannot pay dividends on our common stock until all dividends due on our Series A Preferred Stock have been paid.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

GENERAL

     Hyperdynamics Corporation is an information technology service provider ("ITSP"). We maximize our client's return on their investment in technology. Our strategy provides flexible technology solutions so that our customers may transition and migrate to the fully-hosted e-business model. We presently have approximately 20 customers for our services. Our fiscal year ends on June 30.

IT  HOSTING

     In fiscal 1999, we began concentrating our efforts on providing fully-hosted information technology hosting solutions to our customers through our wholly-owned subsidiary, ITHost.net Corporation. We also continue to provide our customers with conventional information technology solutions, and e-Business solutions such as web site design, web site maintenance and web site hosting. Our goal is to become the out-source IT department for our clients. We expect our revenues from IThosting to increase in the coming quarters.

E-BUSINESS  PROJECTS

     E-Business Hosting.  We now have underway a major project with The Mattress
     ------------------
Venture, LP to supply a complete new point-of-sale system for over 130 "Mattress Firm" retail stores nationwide. This project involves the use of customized, retail point-of-sale software, based on applications from Great Plains Software. We are an eEnterprise strategic partner of Great Plains Software. This retail point-of-sale software will be rolled out over the next few months. During 1999, we installed Great Plains Software financial system applications at The Mattress Firm, LP and this solution is in use for accounting and financial reporting. We have received approximately $1 million in revenue from this project since April, 1999. Our goal is to ultimately host, at our facility, the retail point-of-sale solution and the accounting solution.


E-Business  Migration.  During  1999,  we  started a project with Drydiaper.com,
---------------------
Inc. to develop a complete e-Business web-site for them called Drybabies.com, which is scheduled for launch this Spring. We believe that this project could become a fully-hosted, fully integrated enterprise e-solutions project covering manufacturing, retail store point-of-sale and delivery. The Web-site will ultimately allow orders to be taken through the web site and be shipped without "hands-on product" until shipment. This project can our customer with greater managerial control because it will integrate inventory control with the manufacturing process.

CONVENTIONAL  IT  SERVICES

     During 1999 we continued to provide hardware and software for networks, systems and servers to our customers. We intend to continue providing these services while we educate our customers on the our new information technology solutions. Approximately one-fourth of our revenue in 1999 came from network and system integration customers. Our goal is to transition and migrate all of our customers to the e-business model and the IThosting model.

RESULTS  OF  OPERATIONS

The  Three  Months  Ended  December  31,  1999  Compared  To
The  Three  Months  Ended  December  31,  1998

     Our sales increased to $712,422 for the three months ended December 31, 1999 compared to $177,265 for the same period in 1998. The increase in revenue is a result of the continuation of large projects started in 1999 while successfully closing new business in addition to these large projects.
     Our cost of revenues increased correspondingly to $444,294 for the three months ended December 31, 1999 compared to $91,878 for the same period in 1998.

     For the three month period ended December 31, 1999, our gross margin decreased to 37.70% compared to 48.2% for the same period in 1998. The decrease was due to a portion of the our service revenue that was contracted out to a third party, thereby reducing our gross margin percentage for the quarter.

     Our selling, general and administrative expenses increased to $159,879 in the three month period ended December 31, 1999 compared to $150,046 for the same period in 1998. The increase was primarily due to the addition of personnel to our sales staff.

     Our net income was $101,460 for the three month period ended December 31, 1999. This compares to a net loss of $(85,019) for the same period in 1998. The positive results are due to the continuing policy to control overhead while maintaining a flexible approach to providing our information technology services while closing an increasing number of longer term, more lucrative e-business based contracts. Additionally, the staff that we have added have either directly been added to our sales force or have allowed other persons in our organization to focus more heavily on developing our Company's revenues.

The  Six  Months  Ended  December  31,  1999  Compared  To
The  Six  Months  Ended  December  31,  1998

     Our sales increased to $955,811 for the six months ended December 31, 1999 compared $334,168 for the same period in 1998. The increase in revenue is a result of the continuation of large projects started in 1999 while successfully closing new business in addition to these large projects.

     Our cost of revenues increased correspondingly to $542,547 for the six months ended December 31, 1999. This compared to $202,055 for the same period in 1998.

     For the six months period ended December 31, 1999, our gross margin increased to 43.24% compared to 39.5% for the same period in 1998. The increase overall for the six months is due to increasing efficiencies overall within the organization to provide more cost effective services.

     Our selling, general and administrative expenses increased to $295,379 in the six month period ending December 31, 1999 compared to $269,545 for the same period in 1998. The increase was primarily due to the addition of personnel to sales staff.

     Our  net  income  was  $231,910 for the six months ended December 31, 1999.
This compares to a net loss of $(163,830) for the same period in 1998. The positive results are due to the continuing policy to control overhead while maintaining a flexible approach to providing our information technology services while closing an increasing number of longer term, more lucrative e-business based contracts. Additionally, the staff that we have added have either directly been added to our sales force or have allowed other persons in our organization to focus more heavily on developing our Company's revenues.

The  Fiscal  Year  Ended  June  30,  1999  Compared  To
The  Fiscal  Year  Ended  June  30,  1998

     Revenues increased to $1,498,124 for the fiscal year ended 1999, from $820,535 for 1998. The 83% increase was primarily due to the major emphasis and focus on the information technology services and e-business related sales compared to a divided focus with equipment sales in 1998.

     Cost of revenues increased to $870,151 (58% of revenue) for the fiscal year ended 1999, from $702,164 (86% of revenue) for 1998.

     Selling, General and Administrative expenses increased to $774,378 (52% of revenue) for the fiscal year ended 1999, as compared to $693,001 (84% of revenue) for 1998. The increase was primarily due to increased labor costs associated with establishing the e-business programs and information technology hosting services.

     Our net loss was $(184,546) for the fiscal year ended 1999, or ($0.02) per share, compared to $(558,324) or ($0.07) per share for 1998.

     During the first two quarters of fiscal 1999, we had profits of $2,565 and $22,304. This improvement was a result of the culmination of core projects for e-business and information technology hosting services.

LIQUIDITY  AND  CAPITAL  RESOURCES

     In January, 2000, we raised $3,000,000 in cash through the sale of our securities in a private placement of our securities. We could receive additional capital upon the exercise of warrants and options. As of February 22, 2000, we had no long-term debt and we have no plans to incur long term debt. As of February 22, 2000, we had cash on hand in the amount of approximately $2.5 million. At December 31, 1999, our current ratio of current assets to current liabilities was 3.01. This improvement compares to a current ratio of .92 at December 31, 1998.

     We continue to seek a buyer for our interest in a revenue sharing agreement related to SierraNet, Inc, which is an Internet service provider, because it no longer fits into our business plan. We have received an average of $3,000 per month as our share of SierraNet's revenue. Our interest in SierraNet is 4% of its gross revenue and 19% of gross sale proceeds of the sale of any significant sale of the assets or stock of Sierra-Net.

     In September, 1999, we sold our formerly wholly-owned subsidiary, Wired and Wireless Corporation because it no longer fit into our business plan. The consideration we received for this transaction was a revenue sharing agreement that provides that we will receive, after the effective date of the sale, 7% of the gross revenues of Wired & Wireless for the first $714,286 of its revenue, 5% of its next $1,000,000 in revenue, and 3% of its revenues thereafter. The revenue sharing agreement provides that we will receive 10% of the proceeds related to a third party acquiring or merging with Wired and Wireless. Our interest in this revenue sharing agreement is vested.

     We are now realizing increased sales and profits. Our success to date has been accomplished with limited capital resources. We believe that we can attain further success since we have completed raising a significant amount of capital. We are now in a position to finance our internal growth and to evaluate business acquisition candidates.

We continue to revise and update our ITSP business plan. We are reviewing financing strategies for our next round of capital raising.

     As of June 30, 1999, we had approximately $1,300,000 in unused net operating tax loss carry-forwards of which $640,000 expire in 2012, $550,000 expire in 2013 and $110,000 expire in 2019. We are restricted in our ability to use these tax loss carry-forwards because we had a change in stock ownership in 1998 that exceeded 50% of our then outstanding stock. As a result of this change in stock ownership, the carry-forward of our net operating loss of $940,000 at January, 1998 is limited to $151,000 per year. Our operating losses after January, 1998, are not restricted. We may not be able to use all our net operating loss carry-forwards before they expire.
YEAR  2000

     We have not had any Year 2000 deficiencies internally or externally. We do not expect to have any Year 2000 deficiencies internally or externally. Our internet activities are hosted at our offices and we currently use the services of Concentric Network for our primary Internet access circuits. Concentric is a large national tier-1 Internet backbone provider. If a Year 2000 deficiency occurs internally or externally, we will shift our internal and external resources to fix the deficiency. We do not expect any Year 2000 deficiency to require an expenditure of more than $10,000.

                                  OUR BUSINESS


INTRODUCTION

     We are an Information Technology Service Provider ("ITSP"). We can maximize our client's return on their investment in technology. The services we provide are ITHosting services, conventional information technology services and e-Business services. We provide our customers with fully-hosted information technology hosting solutions which we can scale to meet the customer's needs. We provide these information technology hosting solutions at our location on our servers with our staff of information technology experts. The customer uses our services, solutions and facilities instead of the customer's own computer system and staff. From the customer's location, the customer can access its information from us via the Internet. We began our information technology hosting business in 1999. We have also been in the conventional information technology solutions business since 1988, and we have also been in the

e-Business  solutions  business  since  1996.  Our goal is to become the premier
ITSP.

     Our web site is www.hyd.net, however, the information contained on our web site is not part of this prospectus. Our principal executive offices are located at Hyperdynamics Corporation, 2656 South Loop West, Suite 103, Houston, Texas 77054, tel. (713) 660-9771.

THE  INTERNET  CREATES  OPPORTUNITIES  FOR  US

     We believe that the number of Internet users, uses and usages is increasing rapidly. We are strategically positioned in the Internet market. We believe that there are not enough trained IT professionals capable of handling the increase in Internet usage. Companies will find it increasingly difficult to hire competent information technology ("IT") professionals. The solution for these companies is to outsource their information technology needs to firms like us. We believe that many companies will want to realize the cost savings and manpower savings that outsourcing their IT needs can provide. This new approach to e-Business has created a new market niche that we anticipated and now seek to exploit.

OUR  BUSINESS  MODEL

     Our market is small to medium size businesses. Our sales effort is made using our own web site, our direct sales force, trade shows, and, of course, word of mouth from our current customer base.

     Although our business model concentrates primarily upon serving the sometimes neglected small and medium sized business markets, we also have the skills necessary to service large clients with superior solutions, at competitive costs. Our goal is to become the market leader in complete IT hosting as a low cost alternative for small to medium size businesses developing their own internal information technology department. Our conventional IT services, and e-commerce solutions, though currently profitable, will become less important to our revenue growth, as the outsourcing of IT services become a necessity to small business. We look to expand our Internet point of presence
(POP) to allow for a national presence for our IT hosting services. We are presently developing our first IT hosting service and processing center that will provide facilities for the expansion of our marketing campaign to a national level.

     While the Company has previously been serving a regional market centered in Houston, Texas, we believe that we can have a national market reach in the near future. In the past, a significant portion of our marketing effort has been at trade shows. We are planning a marketing and advertising campaign in the near future.

     We are actively seeking candidates for acquisition that will fit our business model. We have a three-stage acquisition and investment strategy that we believe will allow us to grow quickly but that we believe will not adversely affect our financial resources. First, we plan to acquire the best of the IT providers in major domestic markets. We will analyze the top 25 percent of these companies nationally. We will try to acquire those that are the most profitable while also fulfilling our expansion needs.

     Next, we plan to acquire e-commerce related businesses that will be linked together by their common focus on technology. This will include both technology companies, such as Microsoft Solution Providers, and e-commerce companies. While most of this expansion will be horizontal within their market niche, we will begin to vertically integrate e-commerce businesses if they are profitable and promising. We plan to develop custom designed IT hosting centers in major markets. These centers will provide both regional hosting capabilities and increased marketing possibilities as we move from being a regional provider to a national provider.

INFORMATION  TECHNOLOGY  SERVICES


     Information technology services are defined as the functions of planning, designing, implementing, and managing:

-     Telecommunications  including  wide  area  networking  and  the  Internet
-     Local  area  networking
-     Server  and  workstation  computer  systems
-     Operating  systems
-     Integrated  software  applications

     All of the above collectively provide for the effective management and the distribution of transactional and decision support data.

     The  information  technology  ("IT") services and solutions that we provide are:

-     Conventional  IT  services  and  solutions
-     e-Business  IT  services  and  solutions
-     IT  hosting  services  and  solutions

     We provide our IT hosting solutions, conventional IT solutions and e-Business IT solutions through our wholly-owned subsidiary, ITHost.net Corporation (formerly, MicroData Systems, Inc.).

     We provide comprehensive, integrated, end-to-end, full service information technology solutions to small and medium-sized businesses. We provide our solutions in our data center with 24-hour monitoring and customer service. Our information technology hosting business model enables our customers to lower their overall cost of information technology and use our state-of-the-art information technology infrastructure and software, without the customer having to make a large up-front investment in computers or personnel.

     The visible costs of a business operating its own information technology ("IT") system includes the cost of network bandwidth, system administration, hardware, software and personnel. We believe that the shortage in technical professionals has resulted in the inability of small and medium-sized businesses to compete with larger corporations for adequately trained and experienced personnel. The cost of buying or upgrading a system can be costly. The invisible cost of a business installing and operating its own system is the cost of management being distracted from its core business activities.

     Our information technology hosting solutions relieve the customer of the burden of:

-     Installing  and  maintaining  hardware  and  software
-     Managing  and  operating  a  computer  network
-     Recruiting,  training  and  retaining  personnel

     Our hosting solutions are suitable for a customer's business operations and web site e-commerce activities. A customer, including, for example, a pure e-commerce customer, can utilize our solutions to completely avoid establishing their own system infrastructure because we provide our:

-     Physical  facility,  server  hardware,  software  and  staff.
-     Internet  connections
- Security measures, such as firewalls, virus scanning intrusion detection and 24 hour monitoring
-     Administration  and  management
-     Backup  of  data.
-     Disaster  recovery
-     Physical  site  security
-     Off-site  data  storage

     Our IT solutions give our clients the ability to decide how much of their Information Technology infrastructure they want to internalize, and how much they want to outsource to us. We offer a substantial suite of independent services providing conventional IT services, e-Business migration services, and complete IT hosting services. We also derive significant benefits from our model as a comprehensive solutions provider in various different IT segments. Other companies provide conventional Information Technology services, including design, installation, and service. We plan to be the market leader in comprehensive end-to-end Information Technology hosting services, in addition to providing traditional services. Complete hosting services allow our clients to concentrate on their core business functions, while not having to worry about any on-site hardware and its upkeep, while reducing their personnel and equipment costs. Clients will be provided with a virtual IT department located at our facility, and staffed by our IT professionals. Our IT solutions will also maintain external connections in such a way that our clients will receive all of the tangible benefits of an on-site IT department.

OUR  STRATEGIC  VISION

     In  1996,  we  acquired  MicroData  Systems  Inc.,  which  has  provided
conventional  IT  services  to  their clients since 1988.   We obtained our core

business plan from MicroData Systems and we continue to serve its conventional IT clients. In 1999, we renamed our MicroData Systems subsidiary "IThost.net Corporation" because of our focus on providing IT hosting services. We had been positioning ourselves as an Information Technology Services Provider (ITSP) prior to the emergence of the ITSP sub-category called Application Service Provider ("ASP"). We have developed a comprehensive services package allowing our clients to obtain full Information Technology support and assistance from our IT hosting services.

     In  the  early  1990's, we realized the implications that the growth of the

Internet would have on Information Technology. The number of trained and capable IT professionals available to businesses desiring to build an Internet presence has not kept pace with demand . This shortage of professionals ultimately led to the market niche that IThost.net is seeking to exploit. We are implementing an aggressive growth-oriented business model of acquiring IT-based companies, with an emphasis on internal talent and experience. We believe that we can increase our effectiveness in providing clients with a significant cost savings and superior results as an alternative to their having a complete internal IT department. We are also seeking strategic partnering with other IT firms.

We currently have a concentration of customers in the Houston, Texas area market. We are negotiating with a planned, major technology center in Houston as well as with three tier 1 Internet access providers. We have plans to implement a high bandwidth, nationally accessible ITHost.net network, and we are developing our first IT hosting service and processing center that we believe will expand our scope of operations from a local provider to having a significant national market presence.

     We will not follow what we perceive to be the ".com" financial statement model, which appears to emphasize the value of losses and deficits. Instead, we plan to grow our business more conservatively, by acquiring companies that fit into our business plan while we retain what we consider to be a sound balance sheet in preparation for future rounds of financing. Our long range objective is to begin the vertical integration of the IT industry.

     The present revenue stream from our conventional IT services currently is our largest segment. We believe that our e-Business IT services and IT hosting services will be more important segments in the future. We anticipate significant near term growth of our comprehensive IT hosting services. We are in a unique position to expand our IT hosting services, given the nationwide shortage of IT professionals. We have concluded that IT hosting will be our flagship service and that it will have the highest gross margin and be most significant revenue stream by 2003. This is based on our internal assessment of our IT hosting as a strategic market, our innovative industry-superior, services at a reasonable cost, and our debt-free and liquid financial position

OUR  IT  HOSTING  SOLUTIONS

     We provide our customers with information technology hosting solutions that we can scale to meet the customer's needs. We provide the information technology solutions at our location on our servers, with our staff of information technology experts. The customer uses our solutions and facilities instead of the customer's own IT infrastructure and staff. From the customer's location, the customer accesses its information from us via the Internet. We have the capability to host all or a portion of a customer's information technology requirements. Our solutions allow the customer to use our information technology skills and IT infrastructure, instead of the customer purchasing more infrastructure such as costly hardware and software and hiring more computer staff.

     We  provide  our  customers  with:

- A complete off-site information technology resource for real time business operations solutions, e-commerce transactional solutions and business data solutions.
- Application software and e-commerce transaction software which resides on our servers.
-     Broad  bandwidth  Internet  service.
-     Data:  access,  manipulation,  mining,  warehousing  and  storage.

     Our  Information  technology  hosting  solutions  enhance  a  customer's:

-     Internet  strategies
-     E-commerce  solutions
-     Enterprise  asset  and  operational  functionality  and  control
-     Marketing  Management
-     General  Business  Operations
-     Data  Base  Management

     We  provide  our  customers  with:


-     Our  state-of-the-art  computer  servers,  facilities  and  staff.
-     Our  24/7  customer  service.
- Integration of our hosting solutions with the customer's existing computer system.
-     Training.

OUR  E-BUSINESS  IT  SOLUTIONS

We enable a customers' e-Business and e-Commerce web presence by migrating the customer's conventional business methods to the e-Business model of e-Business IT and sales through web site design, maintenance and hosting. We provide wholly integrated IT services, coupled with high-speed Internet access for businesses. By providing remote network and system administration services over the same high-speed connection, costs are significantly reduced and the consumer benefits greatly improved. We will provide complete electronic based sales for our clients, enabling them to completely outsource their e-Business Internet connections to us. This outsourcing allows the client to simply and easily receive sales orders, rather than worry about often inefficient and costly internal systems management and decision-making. At the same time, we encourage our clients to provide us with input about the design and implementation of their e-commerce activities.

OUR  CONVENTIONAL  IT  SOLUTIONS

     We provide conventional information technology solutions for a customer's own computer network. Our conventional IT services play interconnected roles in helping clients internalize their own IT infrastructure. We advise our clients about developing an IT management plan and creating a technology vision for the future. We help our clients implement their IT strategy. Our conventional IT services include customized research, specialized system design, and assistance in finding the most appropriate and cost effective IT solutions. Our IT professionals install and integrate our clients' new systems. We provide application training on the new system, ongoing network management, operating system software support and provide high-end technical competence to keep the new IT system current and efficient. Our conventional IT services provide our clients with complete system coordination, from the blueprint design period, through installation and training, with continuing system upkeep and maintenance.

OUR  CAPABILITIES

     Information  Technology  Management

     Every organization should have a technology vision. Our IT professionals implement and maintain that vision for our customers. Unless an organization makes a decision to invest in the internal development of its own information technology department (and in doing so are able to find qualified staff) it will lack the technology leadership vision that can determine success or failure for any organization. We have the ability to provide information technology management for our customers.

     Technology  Research  and  System  Design  Services

     Prior to implementation, a network diagram, including network addressing, domain naming, user name conventions, security scheming, etc., must be created. Many configuration decisions must be made with the various aspects of information technology systems before any implementation work is started. We can provide these types of research and design services as part of our integrated product sales. Our products are fully tested to minimize problems for the customer upon installation. These services are also made available as free standing consulting services for custom integration jobs.

     Installation  and  Implementation  Services

     Once the designs for telecommunications, wide area network, local area network, workstation and server systems, and integrated software applications is complete, we perform installation and configuration of equipment and software based on the design. We have a policy of completely pre-configuring and testing before we deliver to the customer's site.

     Application  Training.

     We provide substantial application training to our clients as new applications are installed across a client's organization. We provide training services for all new systems, desktop applications, group applications, and mission critical software applications. One criteria we have set for regarding our own acquisition strategy is the acquisition candidate's own training capabilities.

     Ongoing  Network  Management,  System  Administration,  and  Support


     We provide network management and operating system administration services. PC integration and support is also available, as well as the development of an application help desk with on-line network assistance. The technical talents to provide these services are found in companies like us that are certified by software and hardware vendors such as Microsoft. We are a certified Microsoft Solution Provider.

     Internet  Server,  FaxServer,  Citrix  Server and SQL Server Administration

     Certain  high-end  components  of  an  information  system  require  an  IT department that has significant experience and training. These areas can be handled only by top-level technical administrators. In addition to our acquisition strategy, we must maintain a strong continuing education program to keep up with the evolution of server technology. These high level services are the corner stone that allow us to provide the most valuable integrated application technology that ultimately provides our customers with increased productivity. Our customers don't have to develop and maintain this expensive internal expertise because we provide it to them.

     Mission Critical Software Applications, Software Integration, and Development Services

     We provide design, research, evaluation, and testing services to determine and recommended the purchase of certain mission critical applications. The purchase of any mission critical software application will be based on the current market quote provided by us or the selected vendor. Any installation, implementation, and configuration services performed beyond the specific quote are performed as additional services. Our ability to provide services to implement enterprise-wide applications gives us enhanced revenue potential. These implementations take the most experienced professionals and provide the best long-term benefits to the customer. They are relatively expensive and can provide significant revenue to us.

     Operating  System  and  Application  Software  Support

     We provide support services for our customers on a nation-wide toll free number. We have a corporate policy and procedure whereby we use what we sell. This enables us to handle a substantial amount of problem resolutions over the phone. Any time a customer installs or upgrades, they run the risk of having problems that they cannot resolve. We would like to be the company responsible for making these changes in a controlled manner, but we can also help the customer when they do it themselves and encounter difficulties.

     IT  Hosting

     We believe that the most significant part of our growth will be attributable to our subsidiary, IThost.net Corporation, which provides complete Information Technology hosting for businesses that desire to completely outsource their information technology needs. This covers more significant and beneficial services than merely hosting a static e-commerce web site. Complete IT hosting provided by us involves providing total Information Technology services as a virtual IT department that is not physically located at the client's location. Since the client's virtual IT department will be located at our location, we and our clients will have reduced expenses associated with IT maintenance. With the virtual IT department based at our location, the client's e-Business and IT systems will receive our continuous attention. We believe that companies are coming to the conclusion that there is a better cost/benefit to using the existing infrastructure and technical talents of professional information technology service providers like us. The concept of professional ITSP's providing complete end-to-end IT services is what we refer to as Information Technology Hosting. A major difference in IT Hosting versus outsourcing is the "virtual" component. Because of the rapid expansion of the Internet these services can be provided irrespective of geographic location.

     We provide our full service customers with high-bandwidth, high-speed Internet connections. This provides our clients with their own private, wide-area network. The option of complete IT hosting provides small and medium sized businesses with a realistic alternative to their developing a complete IT department and e-commerce site, without the risks and difficulties associated with hiring IT professionals and purchasing expensive hardware.

     IT Hosting is a way for companies to avoid the cost, risk, and management burden of implementing their own in-house information technology department. Our clients can concentrate on their core business and let us provide them with the latest and best technology available to help them compete. Our clients are able to obtain these superior capabilities at a lower cost compared to implementing and staffing their own IT department. Our client's capabilities and speed to migrate their conventional business methods to the e-commerce model is greatly enhanced.

     We support and continually develop and expand our "www.hyd.net" point of presence ("POP") on the Internet. We provide integrated IT services coupled with high-speed Internet access for business. By providing remote network and system administration services over the same high-speed connection, the cost/benefit to the customer is leveraged. In effect, our customers receive a private wide area network connection to their IT service provider. We have now coined the phrase, "Information Technology Service Provider", or "ITSP" versus the more limited concept of a "Internet Service Provider" (ISP) or an Application Service Provider ("ASP").

     We are initiating our"ITHOST.NET" national point of presence (POP) on the Internet whereby we will be the virtual IT department for our expanding IT Hosting customers.


     To explain the concept of Information Technology Hosting (IT Hosting), it is necessary to look at the increasing standards and requirements of providing IT services as the scope of the services increases from static web-site hosting to real-time e-commerce, e-Business and data base transaction hosting. There is a parallel increase in the level of fault tolerance, and in the need for highly trained technical staff. There is also a need for physical access to system components, and cost levels associated with handling the increased levels of hosting services.

     The reason for a client to select full service IT Hosting is the cost savings and the superior results, when compared to the client keeping their IT in-house. Our goal to provide the best cost/benefit solution that is customized for the customer. A customer that uses our services to process transactions cannot afford to have their system go down. This customer will normally pay more than a customer that only needs static information that is not highly time sensitive. We target our ITHOST.NET solutions toward the customer that needs highly reliable systems, but may not be able or willing to invest in their own infrastructure. These customers learn quickly that they can leverage our ITHOST.NET infrastructure and obtain a better level of service at a lower cost compared to doing it themselves.

     Our  IT  HOSTING  Center  provides  our  customers  with:

-     Clean  power
-     FM200  or  similar  fire  suppression
-     Key  card  security  with  palm  print
-     Scalability  of  resources
-     Scalability  of  bandwidth  starting  with  a  Burstable  DS-3  up  to a  direct  OC-xxx
- Redundant primary Internet circuits with a goal to be attached to multiple backbone providers in the design of a multi-homed gateway
-     Capability  to  eventually  implement  redundant  server  farms that  can  ultimately  be  setup  in  a  fail-over  mode
-     Centralized  network  monitoring  and  management  capability
- Full physical access to all central site components on a 24/7 basis by adequately cross trained IT Hosting center technicians
-     Network  operating  center  to  monitor  complete  network
-     Dedicated  air  conditioning  for  adequate continued cooling of equipment
-     Engineered  electrical  requirements  including  battery backup and backup generator
-     Professional  IT  Hosting  Center  Staffing  and  Management
- Full time monitoring of systems 24/7 by cross trained IT Hosting center technicians that are trained in Windows NT Server administration, Hardware troubleshooting, Network troubleshooting, Citrix Administration, and MSSQLserver 7.0 administration
- Scheduled and scripted system administration by certified Windows NT Server operating system administrator, certified MSSQL 7.0 administrator, Certified Citrix Administrator, Certified Hardware specialists, Certified network administrators, and certified application specialists
- Immediate access to Certified technical resources during regular business hours
- On-call services available upon monitored events so that system automaticallynotifies on-call certified technicians by alarm and pager

     The geographical dispersion of remote sites creates an interesting problem to determine the optimum cost/benefit solution for connectivity of remote sites to the Internet so that they each have the best performance in terms of availability and minimum latency. Before the Internet, the only answer was to develop expensive private wide area networks on a custom design basis.

     Using the Internet as the primary wide area network backbone is interesting to look at. One approach is to determine the optimum connectivity with the most reliable connection and the most efficient route path across the United States to the central IT Hosting site. Sometimes, but not always, the path spanning the fewest nationwide backbone providers will normally provide the most efficient routes and use the fewest router hops. This approach would require finding one nationwide Internet backbone provider to provide local connectivity to all the remote sites. It would normally be optimal for this provider to be the same provider as the central site backbone provider. One additional benefit from this approach could be bargaining power due to an increase in economies of scale. Coupled with all of the other services that ITHOST.NET can provide to our customers, even greater economies can be reached. We believe that in this manner our customers could achieve the best IT performance and reliability, while having a low cost. This approach supports our customers' use of ITHOST.NET as their exclusive IT source.

     Another approach to determining the optimum remote site connectivity would be to evaluate each and every single location independently for the optimum carrier in the area. This approach could take considerably more time and effort, but might result in a cost savings. However, the money saved versus the total value in having a nationwide single source with an optimal solution may not provide justification for this approach. Depending on the national provider, there will most likely be some remote sites that would have to use a different ISP because of the lack of POP of the nationwide carrier in certain rural areas.

     Depending on the approach and the connectivity products available from nationwide backbone providers, a client should establish standards so that some conformity and similarity can be maintained across the organization. Different regions have different services available. For example, DSL is not available everywhere and where it is available, a client may not be able to get DSL service, depending on the region's infrastructure development. Some standards for low cost remote access to consider are:

-     DSL  where  available  and  reasonably  priced
-     ISDN  as  an  alternative  to  DSL
-     Dial-up  phone  line  with  standardized  modem

     Each client site will have either a DSL, ISDN, or Frame Relay supported router and a Dialup modem for backup. Based on the rare situation where primary Internet access could not be connected, a modem should be configured at each site to be able to dial the backdoor login through a 1-800 dialup to our ITHOST.NET backdoor. ITHOST.NET is creating a large frame relay based network that rides on an already extensive Internet backbones. This is a virtual private WAN across the Internet.

By  using  IT  Hosting,  a  customer  can:

- Establish a high quality redundant central-site access for its mission critical applications
- Have its servers professionally managed in a professionally designed data center environment
- Expand its physical presence around the world and have a cost effective way for the best possible connectivity (world-wide) at a cost substantially less than conventional wide area networks

- Have a single source for problem reporting, determination, and resolution for any component of its IT system

OUR  VENDOR  RELATIONSHIPS

     Microsoft.  We  have embraced the Microsoft software technology platform as
     ---------
our primary operating system for over 3 years. In 1999, we became certified as a Microsoft Solutions Provider through our subsidiary, IThost.net Corporation. We rely heavily on the support given by Microsoft and use their operating system software, Web server software platform, database platform and many other applications.

     Great  Plains  Software,  Inc.  In  1999,  we  received the eEnterprise and
     -----------------------------
Dynamics certifications and authorizations from Great Plains Software, which establishes our capabilities for Great Plains as:

-     eEnterprise  Partner
-     Dynamics  Partner
-     International  Partner  Authorization
-     Service  Management  Series
-     Great  Plains  Siebel  Front  Office
-     Project  Accounting  Series
-     Enterprise  Reporting

     We use the Great Plains platform to develop many of our applications such as the point of sale for our client, The Mattress Firm, and the new Drybabies.com. We intend to continue to enhance this strategic relationship and become a designated ASP.

     Citrix  Systems,  Inc.  In  1999, we received the highest level Citrix Gold
     ----------------------
authorization and certification, which establishes our capabilities to administer Citrix's software for high end application servers. Citrix Metaframe technology, and the Microsoft NT Terminal Server technology (originally developed by Citrix) are significant resources that enable our IThosting strategy.


     Cognos.  We  are an authorized Partner with Cognos. Cognos provides leading
     ------
edge  business  intelligence  software.

     Intel.  In 1999, we made substantial progress towards a certification as an
     -----
Intel  Authorized  Service Provider.  This is Intel's highest certification.  We embrace the idea of providing the best cost/benefit solution for high-end rack-mounted servers by using the Intel brands because of Intel's processing power and scalability.

     Computer  Associates.  We  are  a  VIP  Partner with Computer Associates, a
     --------------------
leader in pro-active based network management software to facilitate remote monitoring and the administration of networked systems. We will use significant portions of their management software platform.

     Cisco  Systems.  We are an authorized reseller for Cisco products. Cisco is
     --------------
the leader in enterprise networking products. We have decided to standardize our router equipment around Cisco products.

     Extreme  Networks.  We  are  an authorized reseller for Extreme Networks, a
     -----------------
leader  in  gigabit  ethernet  based  high  speed  switch  technology.

COMPETITION

     Our  competitors  include:

- Other full service information technology hosting providers. We are not yet aware of any companies that have the same strategy as ours to grow, develop and provide IT hosting services. However, there are companies that provide turn-key IT hosting like us.
- Specialized hosting providers, such as application service providers or e-commerce transaction hosting providers.
- The Application Service Provider ("ASP") market, which is increasingly competitive. Becoming a general ASP is a natural progression for many types of segmented IT services companies including ISP's. The tremendous growth and potential size of the ASP market is attracting many start-ups as well as extensions of existing businesses from different industries.
- Systems integrators that provide planning, design, implementation, and maintenance of IT systems remain our competitors, while we believe that they will experience an increasing disadvantage with respect to pricing and other benefits provided by IT hosting like ours.
- Internet service providers that provide the on-ramp access portion of what we do as an ITSP. They may evolve into ASPs.

INTELLECTUAL  PROPERTY

     Our intellectual property is important to our success. We have unique standards for our business strategy and our approach to providing IT services. We rely on our trademarks and service marks, trade secrets and confidentiality agreements to protect our competitive interests. We have common law rights to the service marks "Hyperdynamics", IThost", "IThost.net", "HYPD", "HYP.NET", "HYPD.COM", "ITSP", and "MicroData Systems" based upon our substantial and continuous use of these service marks in interstate commerce. However, although we plan to register each of these marks, we have not done so yet.

EMPLOYEES

     Our employees are our most precious resource. We are implementing a strategy to develop and maintain the most talented cross-trained IT professionals in the IT services industry. As of February 22, 2000, we employed twelve persons on a full-time basis, all of whom are in management, technical, sales or administrative positions. The growth in the number of our technical employees is expected to continue on fast pace. We expect to retain the technical employees of companies that we may acquire. No employees are covered by a collective bargaining agreement. We consider relations with our employees to be satisfactory.

INSURANCE

     We carry hazard and general liability insurance. We do not carry flood insurance, business interruption, business liability insurance, or key man life insurance.

FACILITIES

     Our  offices are located at 2656 South Loop West, Suite 103, Houston, Texas

77054 where we lease approximately 3,000 square feet of commercial office space. We pay $3,065 per month as rent for this office space. This lease is a month to month lease. We believe that our offices are adequate for our present needs and that suitable space will be available to accommodate our future needs.

RECENT  EVENTS


     In January, 2000, we sold 3,000 shares of our new issue Series A Preferred Stock for a total of $3,000,000 in cash to three accredited investors. As part of this transaction, we also issued to the three investors a total of 300,000 Investor Warrants to purchase shares of our common stock at a price of $5.9125 per share which are immediately exercisable and expire on January 6, 2005.The Investor Warrant provides that in no event shall the holder exercise the Warrant if upon exercise of the Warrant, the holder would benefically own more than 4.9% of our outstanding common stock. As part of this transaction, we issued 180,000 Placement Warrants to the placement agent to purchase shares of our common stock at a price of $7.095 per share which are immediately exercisable and expire on January 6, 2005 and 120,000 Consultant Warrants to one individual to purchase shares of our common stock at a price of $7.095 per share which are immediately exercisable and expire on January 6, 2005. This was a private placement offering of securities.

     We are in negotiations for additional space at an information technology service center that is presently under development by others. We have proposed that we initially lease 15,000 square feet. We are also in negotiations with three, tier-1 Internet backbone providers and related fiber access companies to customize a multi-homed backbone design for this information technology service center. We anticipate a resolution to all of these negotiations by June, 2000.

     In September, 1999, we sold our formerly wholly-owned subsidiary, Wired and Wireless Corporation because it no longer fit into our business plan. The consideration we received for this transaction was a revenue sharing agreement that provides that we will receive, after the effective date of the sale, 7% of the gross revenues of Wired & Wireless for the first $714,286 of its revenue, 5% of its next $1,000,000 in revenue, and 3% of its revenues thereafter. The revenue sharing agreement provides that we will receive 10% of the proceeds related to a third party acquiring or merging with Wired and Wireless. Our interest in this revenue sharing agreement is vested.

Other

Prior  to  January,  1997  our  name  was  Ram-Z  Enterprises,  Inc.


                                   MANAGEMENT

EXECUTIVE  OFFICERS  AND  DIRECTORS

The following table sets forth the name, age and position of each of our executive officers and directors.

Name                      Age                      Position
------------------------  ---  ------------------------------------------------
Kent Watts                 41  Director, Chief Executive Officer, President and
                               Chief Accounting Officer
Robert J. Hill             46  Director and Vice President
Lewis Ball                 69  Secretary

     Our Directors are elected annually and hold office until the next annual meeting of our stockholders or until their successors are elected and qualified. Officers are elected annually and serve at the discretion of the Board of Directors. There is no family relationship between any of our directors and executive officers. Board vacancies are filled by a majority vote of the Board.

BIOGRAPHIES  OF  OUR  EXECUTIVE  OFFICERS  AND  DIRECTORS

     Kent Watts became Chairman of the Board of Directors and our CEO in 1997. He has served as our Director, CEO and Chief Financial Officer since then. Mr. Watts assumed the position of President in 1997. Mr. Watts has been a certified public accountant in Texas since 1985 and a licensed Real Estate broker in Texas since 1979. He received a Bachelor of Business Administration Degree from the University of Houston in 1983. Mr. Watts founded our ITHost.net Corporation subsidiary (formerly, MicroData Systems, Inc.), in 1988. He has extensive experience working with management information systems. Mr. Watts has been involved in the design, implementation and management of heterogeneous, multi-protocol networks. He has substantial technical experience with a variety of operating systems, relational databases, and client-server based software applications.

     Robert J. Hill has served as our Chief Operating Officer and Director since

1996. In 1997, Mr. Hill assumed the position of Vice President. Before joining us, Mr. Hill served for two years as vice president of Hudson-Trinity Incorporated, a privately-held Internet service provider and network engineering company that was an outsourcing service provider of senior network engineers to Loral Space Systems, Inc., the principal civilian contractor for the design, development and installation of NASA's new manned space flight control center.
Previously, Mr. Hill served for three years as Acquisition Manager for Loral Space Systems, Inc. Mr. Hill has an MBA degree from the South Eastern Institute of Technology and a BA degree from the State University of New York at Potsdam.

     Lewis E. Ball has served as our Secretary since 1997 and as the Chief Financial Officer from June 1996 to January 1997. He has been a financial consultant to a number of companies since 1993. Mr. Ball has served as a director of JVWeb, Inc. since 1997 and as secretary and treasurer of JVWeb, Inc. since 1998. Mr. Ball has many years of industry experience as a chief Financial Officer with Stevenson Services, Inc. and Richmond Tank Car Company (from 1983 to 1993). Mr. Ball is a Certified Public Accountant and a Certified Management Accountant. Mr. Ball has a B.B.A. in Finance from the University of Texas, and he did post-graduate work in accounting at the University of Houston.

INFORMATION  CONCERNING  OUR  BOARD  OF  DIRECTORS  AND  ITS  COMMITTEES

     We have no compensation committee, no audit committee and no nominating committee. Decisions concerning executive officer compensation for 1999 were made by the full Board of Directors. Messrs. Watts and Hill are also our officers. There is no family relationship between any of our directors and executive officers.

                             EXECUTIVE COMPENSATION

     The following sets forth all forms of compensation we paid our executive officers for our fiscal years ended June 30, 1999, 1998 and 1997. No executive officer of ours received compensation that exceeded $100,000 during 1999.


                                       Summary Compensation Table
                                       --------------------------
                                Annual  Compensation       Long  Term  Compensation
                                --------------------       ------------------------
                                                                 Awards               Payouts
                                                         -----------------------  ----------------
                                               Other                  Securities
Name and                                      Annual     Restricted   Underlying
Principal        Fiscal                       Compen-      Stock       Options/     LTIP     All
Position          Year   Salary    Bonus      Sation       Awards        SARs     Payouts   Other
---------------  ------  -------  --------  -----------  -----------  ----------  --------  ------
Kent
Watts (1)          1999  $84,000  $    -0-  $       -0-  $       -0-         -0-  $    -0-  $  -0-
CEO, President     1998   84,000       -0-          -0-          -0-         -0-       -0-     -0-
and CFO            1997   60,000       -0-          -0-          -0-         -0-       -0-     -0-

Robert J. (1)      1999   72,000       -0-          -0-          -0-         -0-       -0-     -0-
Hill               1998   72,000       -0-          -0-          -0-         -0-       -0-     -0-
V.P.               1997   72,000       -0-          -0-          -0-     130,000       -0-     -0-

(1) We provide executive officers with other personal benefits which do not exceed the lesser of $50,000 or 10% of annual compensation. These amounts are omitted.

CHIEF  EXECUTIVE  OFFICER  COMPENSATION

     On July 21, 1999, we gave Mr. Watts an employment agreement which provides for a base salary of $100,000 annually and a performance-based incentive of 5% of our adjusted net income, up to an additional $100,000 in salary. The maximum salary under this agreement is $200,000 annually. Mr. Watts will receive options to purchase up to 7,000 shares of common stock at an exercise price of $1.00 per share for each $1,000,000 of revenue generated during our fiscal year ending June 30, 2000 that is in excess of the revenues reported for the fiscal year ended June 30, 1999.


DIRECTOR  COMPENSATION

We do not currently pay any cash fees to our Directors, but we pay Directors' expenses in attending board meetings. There have been no director meeting expense reimbursements for 1999 and 1998.

EMPLOYEE  STOCK  OPTION  PLAN

     We have been successful in attracting and retaining qualified personnel. We believe that our future success will depend in part on our continued ability to  attract  and  retain  highly qualified personnel.  We pay wages and salaries that we believe are competitive. We believe that equity ownership is an important factor in our ability to attract and retain skilled personnel, including consultants. We have adopted an employee stock option plan. This is not a written plan. Up to 1,620,000 options to purchase common stock may be granted pursuant to this plan. These options will vest over a five-year or other negotiated period. These options will have an exercise price to be determined at the time of each grant. based on the then current market value of the stock. Our President has the authority to negotiate stock option agreements with our employees and our consultants. The purpose of the stock option plan will be to further our interests by providing incentives in the form of stock options to key employees, consultants, and directors who contribute materially to our success and profitability. The grants will recognize and reward outstanding individual performances and contributions and will give the recipients a proprietary interest in us, thus enhancing their personal interest in the our continued success and progress. This plan will assist us in attracting and retaining key employees and directors. As of February 22, 2000, options to purchase 1,517,060 shares have been granted under this plan of which 646,581 options have already been exercised.

     As of February 22, 2000, we had outstanding 870,479 unexercised options granted under other employment or consulting agreements. As of February 22, 2000, we had 102,940 shares of common stock that we could issue pursuant to other employment or consulting agreements. As of February 22, 2000, there were 69,212 shares of common stock that we previously registered on Form S-8 in connection with compensation agreements, but have not yet issued.




                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Our Board of Directors has adopted a policy that all of our affairs will be conducted by standards applicable to publicly-held corporations and that we will not enter into any transactions or loans between us and our officers, directors and 5% shareholders, unless the terms are no less favorable than we could obtain from independent, third parties, and that these types of transactions must be approved by our disinterested directors.

     Michael Watts, the brother of Kent Watts, was retained by us in April, 1996 as a consultant for acquisition strategy. We granted 275,000 stock options to Michael Watts. Our Board of Directors renewed the consulting agreement with Michael Watts through March, 2000. In December, 1997, we amended the original consulting agreement to include a total of 375,000 currently exercisable options which are exercisable as follows: 1/3 of which are exercisable at a strike price of $.625 per share; 1/3 of which are exercisable at a strike price of $1.00 per share; and 1/3 of which are exercisable at a strike price of $1.375 per share. All of these options expire on June 30, 2000. In April, 1999, we granted
Michael Watts an additional 350,000 options exercisable at a strike price of $.50 per share that expire in March, 2001, pursuant to the consulting agreement. Of these, Michael Watts has previously exercised 381,181 options, and currently holds 343,819 options exercisable at a strike price of $.50 per share.

     During 1997, we sold a convertible promissory note to Emerald Bay Interests LTD for $350,000. The interest rate on the note was 10% and had a maturity date in November, 1997. At that time we were unable to pay off the note. In January, 1998, Emerald Bay Interests LTD agreed to convert the note into 5,833,333 shares of our common stock. This resulted in Emerald Bay Interests LTD becoming a control person of us.

     In December, 1998, Kent Watts purchased a convertible promissory note of ours from a note holder. This note in the original principal amount of $25,000 had an interest rate of 9% per annum and matured in May, 1998. We had not made any payments of principal or interest on the note. In May, 1999, we paid off this promissory note to Kent Watts at a 50% discount to the principal balance remaining without any accrued interest, or $12,500. This transaction extinguished our debt under this promissory note.

     In September, 1999, we sold 100% of the equity of our then wholly-owned subsidiary, Wired and Wireless Corporation, to Ted W. Tarver, one of our then-directors who resigned as our director in connection with the sale of Wired & Wireless to him. We had concluded that Wired & Wireless no longer fit into our business strategy. The consideration we received for this transaction was a revenue sharing agreement that provides that we will receive, after the effective date of the sale, 7% of the gross revenues of Wired & Wireless for the first $714,286 of its revenue, 5% of its next $1,000,000 in revenue, and 3% of its revenues thereafter. The revenue sharing agreement further provides that in the event a third party acquires or merges with Wired and Wireless we will receive 10% of the proceeds from such a transaction. The Wired and Wireless subsidiary=s asset value represented approximately 17.9% of the our consolidated assets at September 30, 1999. We had a loss of $184,546 for fiscal year end


June 30, 1999 of which approximately 15%, or $27,625, was attributable Wired and Wireless. The terms of the sale of Wired and Wireless Corporation to Mr. Tarver were the result of negotiations between the parties, however no appraisal was done. All of the disinterested directors voted in favor of the sale.

                             PRINCIPAL STOCKHOLDERS

     The following describes as of February 22, 2000, the beneficial ownership of our outstanding common stock of :

- each person known to us who beneficially owns more than 5% of the common stock
-     each  of  our  Directors
-     each  of  our  executive  officers
-     all  of  our  executive  officers  and  directors  as  a  group

     Each of these principal stockholders has sole voting and investment power for the shares each owns.

Name and Address of                          Number of Shares     Percent of
Beneficial Owner                            Beneficially Owned   Common Stock
------------------------------------------  -------------------  -------------
Kent Watts
2656 South Loop West, Suite 103
Houston, Texas 77054                                 1,015,000            8.0%

Robert J. Hill
2656 South Loop West, Suite 103
Houston, Texas 77054                                127,600 (1)           1.0%

Lewis E. Ball
2656 South Loop West
Suite 103
Houston, Texas 77054                                 54,560 (2)           0.4%

Emerald Bay Interests LTD                            5,833,333           46.7%
3rd Floor, Genesis Bldg.

Georgetown, Grand Cayman, BWI

All directors and executive officers as a
group (3 persons)                                    1,209,160            9.4%
_______________________________

(1) This amount includes options to purchase up to 127,600 shares of our common stock at a strike price of $1.25 per share.

(2) This amount includes options to purchase up to 8,760 shares of our common stock at an exercise price of $.75 per share and options to purchase up to 33,300 shares of our common stock at an exercise price of $1.25 per share, and warrants to purchase up to 12,500 shares of our common stock at an exercise price of $.51 price share.

     Mr. Hill has options purchase up to 127,600 shares of our common stock at a strike price of $1.25 per share which expire on July 23, 2000. These options were not in the money at the end of fiscal 1999.

                            DESCRIPTION OF SECURITIES

     Our  authorized  capital  stock  consists  of:

-     50,000,000  shares  of  common  stock,  par  value  $.001  per  share
-     20,000,000  share  of  preferred  stock,  par  value  $.001  per  share.

     As  of  February  22,  2000,  we  had  outstanding:

-     12,726,  503  shares  of  common  stock
-     3,000  shares  of  Series  A  Preferred  Stock

COMMON  STOCK

     The holders of our common stock are entitled to one vote per share with respect to all matters required by law to be submitted to our stockholders for approval. The holders of common stock have the sole right to vote, except as otherwise provided by law or by our Articles of Incorporation, including provisions governing our preferred stock. Our common stock does not have any cumulative voting, preemptive, subscription or conversion rights. Election of directors and other general stockholder action requires the affirmative vote of a majority of shares of our common stock represented at a meeting in which a quorum is represented. The outstanding shares of common stock are validly issued, fully paid and non-assessable. Upon the conversion of our Series A Preferred Stock or the exercise of our warrants, the shares of common stock that are being offered in this prospectus will be validly issued, fully paid and non-assessable.

     Subject to the rights of any outstanding shares of preferred stock, the holders of our common stock are entitled to receive dividends when, as and if declared by our Board of Directors out of funds legally available for dividends. Dividends may not be paid on our common stock until all dividends due on our Series A Preferred Stock have been paid. In the event of our liquidation, dissolution or winding up of the affairs, the holders of our common stock are entitled to share ratably in all or our assets remaining available for distribution to them after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock.

PREFERRED  STOCK

     Our board of directors has the authority, without action by our stockholders, to designate and issue preferred stock in one or more series. Our board of directors may also designate the rights, preferences, and privileges of each series of preferred stock, any or all of which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of the common stock until the board of directors determines the specific rights of the holders of the preferred stock. However, these effects might include:

-     restricting  dividends  on  the  common  stock
-     diluting  the  voting  power  of  the  common  stock
-     impairing  the  liquidation  rights  of  the  common  stock
- delaying or preventing a change in control of us without further action by the stockholders.

SERIES  A  PREFERRED  STOCK

     Our Series A Preferred Stock is convertible into our common stock upon the earlier of the effective date of a registration statement covering the shares of common stock underlying Series A Preferred Stock, or the ninetieth day after the issuance of each such share of Series A Preferred Stock. Each share of Series A Preferred Stock outstanding on January 30, 2002 is converted automatically into common stock.

     The Series A Preferred Stock is convertible into our common stock in accordance with the conversion formula which is:

                $1,000.00 divided by the conversion price, where

- The conversion price is the lessor of (i) $5.9125 or (ii) the "average price at conversion".
- The average price at conversion is defined to equal 80% of the five 5 day average closing bid price for the our common stock immediately before the conversion date.

     There is no limit on the number of shares issuable upon conversion of the Series A Preferred Stock. The conversion of Series A Preferred Stock may have a severe dilutive effect.

     The following table sets forth the approximate number of shares of common stock that the 3,000 shares of Series A Preferred Stock may be converted into, if the average price at conversion is:

- $7.3906 or more per share, resulting in a conversion price of $5.9125 per share of common stock (which is a conversion price equal to the lessor of $5.9125 or 80% of the "average price at conversion").
- $5.9125 per share, resulting in a conversion price of $4.73 per share of common stock.
- 25% below $5.9125, or $4.4343 per share, resulting in a conversion price of $3.5474 per share of common stock.
- 50% below $5.9125, or $2.9562 per share, resulting in a conversion price of $2.3649 per share of common stock.
- 75% below $5.9125, or $1.4781 per share, resulting in a conversion price of $1.1824 per share of common stock.

Percentage of Our Shares
Outstanding At
Number of Shares             February 22, 2000

Conversion Price           Issuable on Conversion  Issuable on Conversion

-------------------------  ----------------------  -----------------------
5.9125                                   507,399                     4.0%
4.73                                     634,249                     5.0%
3.5474                                   845,689                     6.7%
2.3649                                 1,268,552                    10.0%
1.1824                                 2,537,212                    20.0%



     If the shares issued upon the conversion of the Series A Preferred Stock are sold, the price of our common stock may decrease due to these additional shares being sold into the market. If the price of our common stock decreases, the holders of the Series A Preferred Stock will receive a greater number of shares upon the conversion of their Series A Preferred Stock. In addition, if our stock price decreases, it could encourage short sales by the holders of the Series A Preferred Stock. or others, which could cause our stock price to further decrease.

     Each share of Series A Preferred Stock has a stated value of $1,000.00. Series A Preferred Stock is entitled to receive dividends at the rate of 4% per annum of the stated value. Dividends are payable at the time these shares are converted. The dividends may be paid in cash or in shares of common stock as determined by us. The number of shares issued as a payment-in-kind for dividends is determined by the market value of a share of common stock as of the last day of the period for such stock dividend. Dividends are cumulative. Any accumulations of dividends do not bear interest. In the event of our liquidation, dissolution or winding-up, the holders of shares of the Series A Preferred Stock are entitled to be paid out of our assets that are available for distribution before any payment is made to the holders of common stock. Shares of Series A Preferred Stock do not vote. The Series A Preferred Stock may be converted into common stock at any time prior to January 30, 2002, when it automatically converts into common stock.

WARRANTS  AND  OPTIONS

     As of February 22, 2000, we had outstanding a total of 2,258,648 options and warrants to purchase our common stock at exercise prices ranging from $.50 to $7.095 per share, which are near or below market prices. Of these, 1,658,648 options and warrants expire at various times through the year 2002, and 600,000 warrants expire in January, 2005.

     In January, 2000, we issued a total of 300,000 Investor Warrants to purchase shares of our common stock at a price of $5.9125 per share which are immediately exercisable and expire on January 6, 2005. The Investor Warrant provides that in no event shall the holder exercise the Warrant if upon exercise of the Warrant, the holder would benefically own more than 4.9% of our outstanding common stock. We also issued 180,000 Placement Warrants to the placement agent to purchase shares of our common stock at a price of $7.095 per share which are immediately exercisable and expire on January 6, 2005 and 120,000 Consultant Warrants to one individual to purchase shares of our common stock at a price of $7.095 per share which are immediately exercisable and expire on January 6, 2005.

                              SELLING STOCKHOLDERS

This prospectus relates to the resale of our common stock issuable upon conversion of our Series A Preferred Stock and the exercise of Investor Warrants, Placement Warrants and Consultant Warrants.

     This prospectus relates to the resale of up to 2,328,113 shares of common stock by the selling stockholders. The number of shares of common stock that will be issuable upon the conversion of the Series A Preferred Stock is based upon fluctuations in the market price of our common stock, cannot be determined until the day of conversion, and is calculated by a formula in the designation certificate of the Series A Preferred Stock. There is no limit on the number of shares issuable upon conversion of the Series A Preferred Stock. The actual number of shares of our common stock that will be issuable and beneficially owned upon conversion of the Series A Preferred Stock cannot be determined at this time. The number of shares of our common stock underlying our Series A Preferred Stock that we are registering in this offering is based upon two and one-half (2.5) times the lessor of a common stock price of $5.9125 or the average closing bid price on our common stock for the five days preceding the filing of this registration statement. The actual number of shares issuable upon conversion of the Series A Preferred Stock could be much greater.

     The table below sets forth information concerning the resale of shares of common stock by the selling stockholders. The table reflects: (i) the number of shares issuable upon the conversion of all Series A Perferred Stock calculated as if the conversion took place on February 24, 2000 and (ii) the number of shares issuable upon exercise of all of the Investor, Placement and Consultant Warrants. We will not receive any proceeds from the resale of common stock by the selling stockholders. We will receive proceeds from the exercise of the Investor Warrants, Placement Warrants and Consultant Warrants. Assuming all of the shares registered below are sold by the selling stockholders, none of the selling stockholders will continue to own any shares of our common stock.

                             Shares        Shares    Shares  Owned        Percentage
                             Owned         Offered   After  Offering      Owned  after
Selling                      Before        For       If  All  Offered     Offering If All
Stockholder (1)              Offering (2)  Sale (3)  Shares Are Sold (3)  Shares Sold (3)
---------------------------  ------------  --------  -------------------  ---------------
Cache Capital                     315,418   315,418                  -0-               0%
USA, L.P.
Carpe Diem, Ltd.                   16,600    16,600                  -0-               0%


                                       41

Wellington, LLC.                  664,038   664,038                  -0-               0%
J. P. Carey                       180,000   180,000                  -0-               0%
Securities, Inc.
Andrew Baum                       120,000   120,000                  -0-               0%
__________________________

(1) No selling stockholder has held any position or office, or has had any material relationship with us or any of our affiliates within the past three years.
(2) Assumes that all Investor Warrants, Placement Warrants and Consultant Warrants have been exercised and all Series A Preferred Stock has been converted into common stock.
(3) Assumes no sales are effected by the Selling Stockholders during the offering period other than pursuant to this offering.

                              PLAN OF DISTRIBUTION


     The selling stockholders and any of their pledgees, assignees, and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market, or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. There is no assurance that the selling stockholders will sell any or all of the common stock in this offering. The selling stockholders may use any one or more of the following methods when selling shares:

- Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers
- Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction
- Purchases by a broker-dealer as principal and resale by the broker-dealer for its own account
-     An  exchange  distribution  following the rules of the applicable exchange
-     Privately  negotiated  transactions
-     Short  sales  or  sales  of  shares  not  previously  owned  by the seller
- Broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share
-     A  combination  of  any  such  methods  of  sale
-     Any  other  lawful  method

     The  selling  stockholders  may  also  engage  in:

- Short selling against the box, which is making a short sale when the seller already owns the shares
- Buying puts, which is a contract whereby the person buying the contract may sell shares at a specified price by a specified date
- Selling calls, which is a contract giving the person buying the contract the right to buy shares at a specified price by a specified date
- Selling under Rule 144 under the Securities Act, if available, rather than under this prospectus

- Other transactions in our securities or in derivatives of our securities and the subsequent sale or delivery of shares by the stock holder
- Pledging shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

     Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders in amounts to be negotiated. If any broker-dealer acts as agent for the purchaser of shares, the broker-dealer may receive commission from the purchaser in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be considered to be "underwriters" within the meaning of the Securities Act for such sales. An underwriter is a person who has purchased shares from an issuer with a view towards distributing the shares to the public. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be considered to be underwriting commissions or discounts under the Securities Act.

     We are required to pay all fees and expenses incident to the registration of the shares in this offering. However, we will not pay any commissions or any other fees in connection with the resale of the common stock in this offering. We have agreed to indemnify the selling shareholders and their officers, directors, employees and agents, and each person who controls any selling shareholder, in certain circumstances against certain liabilities, including liabilities arising under the Securities Act. Each selling shareholder has agreed to indemnify the Company and its directors and officers in certain circumstances against certain liabilities, including liabilities arising under the Securities Act.

If we are notified by a selling stockholder that they have a material that arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

                                LEGAL PROCEEDINGS

     In 1984, we failed to file financial statements as required by Utah law within thirteen months after our public offering in 1983. On June 17, 1987 the Division of Securities of the Department of Commerce (formerly known as the Securities Division of the Department of Business Regulation) of the State of Utah issued an order by which any offering exemptions available under Utah law, which would be otherwise applicable and available to us by reason of Section 61-1- 14 of the Utah Code, were revoked by the Utah order until such time as we filed financial statements as required by Rule 10.2-1(b)(7) of the Division. We can not offer unregistered securities in Utah, except that under the federal
National Securities Markets Improvement Act of 1996, we may offer for sale unregistered securities in Utah if the offerings comply with Rule 506 of Regulation D of the Securities Act. Rule 506 offerings are exempt from state regulation other than state notice and fee requirements.

     In the future, we may seek to vacate the Utah Order. However, we have thus far been unsuccessful in locating records related to the financial information that we failed to file in 1983 and 1984. Our present management joined us in 1996 and has been unable to locate or obtain the financial information from 1983 and 1984. We believe that our previous attempts to vacate the Order were unsuccessful because we were a shell company at the time we previously attempted to vacate the Order. We believe that since we are now an operating company with assets and revenues related to operations, as opposed to assets related only to fund raising and no revenues, we may be in a better position to petition Utah to vacate the Order.

                                     EXPERTS

     Our annual financial statements in the prospectus of this Form SB-2 registration statement have been audited by John B. Evans II, Certified Public Accountant, our independent auditor, as disclosed in his report appearing elsewhere in this registration statement and are included in reliance on the report given on the authority of John B. Evans II, Certified Public Accountant, as an expert in accounting and auditing.

                                  LEGAL MATTERS

     Legal matters concerning the issuance of shares of common stock offered in this registration statement will be passed upon by Axelrod, Smith & Kirshbaum. Robert D. Axelrod beneficially own 4,000 shares of our common stock.

                           OTHER AVAILABLE INFORMATION

     We are subject to the reporting requirements of the Securities and Exchange Commission (the "Commission"). We file periodic reports, proxy statements and other information with the Commission under the Securities Exchange Act of 1934. We will provide without charge to each person who receives a copy of this prospectus, upon written or oral request, a copy of any information that is incorporated by reference in this prospectus (not including exhibits to the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference). Requests should be directed to Hyperdynamics Corporation, Attn. Kent Watts, 2656 South Loop West, Suite 103, Houston, Texas 77054, Voice: (713) 660-9771, Fax: (713) 660-9775. Our Internet
address  is  www.hyd.net

     We have filed a Registration Statement on Form SB-2 under the Securities Act of 1993 Act with the Commission in connection with the securities offered by this prospectus. This prospectus does not contain all of the information that is in the registration statement. For further information with respect to us and the registration statement, you may inspect without charge, and copy our filings, at the public reference room maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of this material may also be obtained from the Public Reference Section of the Commission at 450 Fifth
Street, N.W., Washington, D.C. 20549, at prescribed rates. Information about the public reference room is available from the Commission by calling 1-800-SEC-0330.

     The Commission maintains a web site on the Internet that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of the site is

www.sec.gov. Visitors to the site may access such information by searching the EDGAR archives on this web site.


                                 INDEMNIFICATION

     Delaware General Corporation Law permits a corporation organized under Delaware law to indemnify directors and officers with respect to any matter in which the director or officer acted in good faith and in a manner he reasonably believed to be not opposed to our best interests, and, with respect to any criminal action, had reasonable cause to believe his conduct was lawful.

     Our Bylaws provide that our directors and officers are indemnified by us if that person is a party to a matter by reason of being a director or officer. These provisions may discourage stockholders from bringing suit against a director for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by our stockholders on our behalf against a director.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                              FINANCIAL STATEMENTS

     Our  financial  statements  begin  on  page  F-1.

                            HYPERDYNAMICS CORPORATION
                          Audited Financial Statements
                      Index To Audited Financial Statements


Independent Auditor's Report                                         F-2

Balance Sheets as of June 30, 1999 and 1998                          F-3

Statements of Income for the years ended June 30, 1999 and 1998      F-5

Statements of Changes in Stockholders' Equity for the years
ended June 30, 1999 and1998                                          F-7

Statements of Cash Flows for the years ended June 30, 1999 and 1998  F-8

Notes to Financial Statements                                        F-10

                          Independent Auditor's Report
                                JOHN B. EVANS II
                           CERTIFIED PUBLIC ACCOUNTANT
                            Three Riverway, Suite 120
                            Houston, Texas 77056-1909
                              Voice (713) 623-2898
                               Fax (713) 960-8128
                               September 24, 1999

To  the  Board  of  Directors

HyperDynamics  Corporation
Houston,  Texas

     I have audited the accompanying consolidated balance sheets of HyperDynamics Corporation (a Delaware corporation) and subsidiaries as of June 30, 1999 and June 30, 1998, and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audits.

     I conducted my audits in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for our opinion.

     In my opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of HyperDynamics Corporation as of June 30, 1999 and June 30, 1998, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.


/s/  JOHN  B.  EVANS,  II

                            HYPERDYNAMICS CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                          As of June 30, 1999 and 1998


ASSETS
Current Assets                                1999      1998
  Cash                                      $ 67,483  $  4,908
  Certificate of deposit (restricted)                   94,000
  Accounts receivable - trade                 86,386   149,249
  other                                        5,001    30,013
  Inventory                                   96,960    65,508
  Revenue interest - current portion          35,970    35,970
  Pre-paid Expenses                                     40,000
  Other

                                            --------  --------
     TOTAL CURRENT ASSETS                    291,800   419,648
                                            --------  --------

  Property and Equipment                     108,435    83,153
  Other Assets
  Revenue Interest net of current portion     58,658   104,458
  Intangible assets - net                     59,592    51,000
  Other Assets - deposits                      5,048     4,348
  ------------  ------------
  TOTAL OTHER ASSETS                         123,298   159,806

                                            --------  --------
  TOTAL ASSETS                              $523,533  $662,607
                                            ========  ========


LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
  Accounts payable                              $   171,037   $   271,212
  Accrued expenses                                   11,200           525
  Accrued taxes                                       4,699        12,353
                                                ------------  ------------

TOTAL CURRENT LIABILITIES                           186,936       284,090
    ------------  ------------
TOTAL LIABILITIES                                   186,936       284,090
                                                ------------  ------------


Stockholders' Equity
  Common stock, par value $0.001;
50,000,000 shares                                    12,409        12,208
  authorized; 12,409,503 and 12,208,321shares
issued and outstanding.
  Additional paid-in capital                      1,709,925     1,567,500
  Retained (deficit)                             (1,385,737)   (1,201,191)
                                                ------------  ------------

  TOTAL STOCKHOLDERS' EQUITY                        336,597       378,517
                                                ------------  ------------

  TOTAL LIABILITIES AND
  STOCKHOLDERS EQUITY                           $   523,533   $   662,607
                                                ============  ============




                            See  accompanying  notes.

                            HYPERDYNAMICS CORPORATION
                        CONSOLIDATED STATEMENTS OF INCOME
                   For the Years Ended June 30, 1999 and 1998



                                   1999         1998
Revenues                       $ 1,498,124   $  820,535
Cost of Revenues                   870,151      702,164
                               ------------  -----------

  GROSS MARGIN                     627,973      118,371
                               ------------  -----------

Operating Expenses
  Selling                           49,298       39,988
  General and
    Administrative                 725,080      653,013
  Depreciation and
    Amortization                    25,761       14,293
                               ------------  -----------

  TOTAL OPERATING
       EXPENSES                    800,139      707,294
                               ------------  -----------

  OPERATING LOSS                  (172,166)    (588,923)


Other Income (Expense)
  Other income / expenses           (1,166)       3,750
  Gain on sale of securities                     29,980
  Loss on disposal of asset         (7,972)
  Interest income                    1,461          297

  Interest expense                  (4,703)      (3,428)
                               ------------  -----------

  TOTAL OTHER
  INCOME (EXPENSE)                 (12,380)      30,599
                               ------------  -----------

  LOSS FROM
  CONTINUING
  OPERATIONS                      (184,546)    (558,324)
                               ------------  -----------


  NET LOSS                     $  (184,546)  $ (558,324)
                               ============  ===========



                                      F - 5

Loss per Common Share
  Continuing operations              (0.02)       (0.07)
  Discontinued operations              N/A          N/A


  NET LOSS PER
  COMMON SHARE                 $     (0.02)  $    (0.07)

Weighted average shares
 outstanding                    12,264,945    8,362,335


                             See accompanying notes.

                                          HYPERDYNAMICS CORPORATION
                         CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                 For The Years Ended June 30, 1999 and 1998


                                                COMMON STOCK                           RETAINED
                                            SHARES        AMOUNT    PAID IN CAPITAL    (DEFICIT)     TOTALS
BALANCES - JUNE 30, 1997                    5,596,989   $   5,597   $        696,111  $  (642,867)  $ 58,841
  Common stock issued for cash              6,411,332       6,411            769,589                 776,000
  Common stock issued to purchase             100,000         100             50,900                  51,000
  certain assets of Wireless cable
  connection
  Common stock issued to purchase             100,000         100             50,900                  51,000
  interest in customer list of Perfect
  Solutions, Inc.
  Net (loss)                                                                             (558,324)  (558,324)
                                         -------------  ----------  ----------------  ------------  ---------
BALANCES - JUNE 30,1998                    12,208,321   $  12,208   $      1,567,500  $(1,201,191)  $378,517
  Common stock issued for cash                201,182         201            142,424      142,625
  Net (loss)                                                                             (184,546)  (184,546)
                                         -------------  ----------  ----------------  ------------  ---------
BALANCES - JUNE 30, 1999                   12,409,503   $  12,409   $      1,709,924  $(1,385,737)  $336,597
                                         =============  ==========  ================  ============  =========


      See  accompanying  notes.

                            HYPERDYNAMICS CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                   For The Years Ended June 30, 1999 and 1998



                                                         1999        1998
Cash flows from operating activities
  Net (loss)                                          $(184,546)  $(558,324)
Adjustments to reconcile net income
to cash provided from operating activities
  Depreciation and amortization                          25,761      14,293
  Loss on disposal of assets                              7,972

  Gain on sale of securities                                        (29,980)
Changes in:
  Certificates of deposit                                94,000     (24,000)
  Accounts receivable - Trade                            62,863    (105,349)
  Other                                                  25,012     (29,275)
  Inventory                                             (31,452)    (38,771)
  Prepaid expenses                                       40,000     (23,759)
  Revenue sharing                                        45,800      36,572
  Deposits and other                                       (700)     (1,000)
Net increase (decrease) accruals / payables
  Accounts payable - trade                             (100,175)     79,550
  Accrued expenses                                       10,675     (30,437)
  Accrued taxes                                          (7,653)     12,353
  Other                                                       1           1
                                                      ----------  ----------


     NET CASH PROVIDED (USED)
     FROM OPERATING ACTIVITIES                          (12,442)   (698,126)
Cash flows from investing activities
  Purchases of property, equipment, and intangibles     (67,608)    (25,514)
  Proceeds on sale of securities                                     29,980

                                                      ----------


     NET CASH USED BY
     INVESTING ACTIVITIES                               (67,608)      4,466
Cash flows from financing activities
  Net increase (decrease) in bank line of credit                    (70,000)
  Short-term convertible notes                                      (37,500)
  Reduction in notes payable
  Sales of common stock                                 142,625     776,000
                                                      ----------  ----------

     NET CASH PROVIDED (USED)
     FROM FINANCING  ACTIVITIES                         142,625     668,500


                                      F - 8

Net increase (decrease)in cash                           62,575     (25,160)
     CASH AT BEGINNING OF PERIOD                          4,908      30,068
                                                      ----------  ----------
     CASH AT END OF PERIOD                               67,483   $   4,908
                                                      ==========  ==========

Supplemental Information
  Interest paid                                           4,703       3,428


                             See  accompanying  notes.

                            HYPERDYNAMICS CORPORATION
                          NOTES TO FINANCIAL STATEMENTS

NOTE  1  -  SIGNIFICANT  ACCOUNTING  POLICIES

Business. Hyperdynamics Corporation (the "Company"), was a Texas corporation formed in March 1996 to acquire and operate information systems service companies. In August, 1996, the Company completed a "reverse merger" with Ram-Z Enterprises, Inc., a Delaware corporation and a publicly-traded shell, whereby the Company's shareholders acquired the Delaware corporation shell, which was renamed Hyperdynamics Corporation, in exchange for stock. A business acquired in May 1996 was MicroData Corporation ("MicroData").

During the past year, the Company began operations through a wholly-owned subsidiary, Wired and Wireless Corporation ("Wireless"). MicroData is a complete information systems service company including its legacy as a computer hardware reseller. Wireless plans, designs and implements wireless information systems. The fiscal year-end is June 30.

Basis of Presentation. The consolidated financial statements include the accounts of MicroData and Wireless. Significant inter-company accounts and transactions have been eliminated.

Use of Estimates. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses. Actual results could differ from those estimates.

Cash includes demand deposit bank accounts. Company policy includes any highly liquid investments with original maturities of three months or less.


Restricted cash is cash on deposit at a bank to back an international letter of credit for ongoing foreign purchases of computer components.

Receivables are written down, where appropriate, to the estimated collectible amount in the opinion of management.

Inventory is stated at the lower of cost or market using the first-in first-out basis (FIFO).

Inventory  at  June  30,  by  major  classification,  were  as  follows:

                             -  -  Year  Ended  -  -

                                 1999     1998
                               --------  -------

Hardware and Software          $ 51,960  $39,508
Electronic Wireless Equipment    45,000   26,000
                               --------  -------
                               $ 96,960  $65,508
                               ========  =======


NOTE  1  -  SIGNIFICANT  ACCOUNTING  POLICIES  (continued)

Leasehold Improvements, Machinery and Equipment, and Depreciation is calculated using the straight-line method over the useful lives of property and equipment. Depreciation expense for was $19,890 for 1999 and $14,293 for 1998. A summary of property and equipment is as follows:

                                               -  -  Year  Ended  -  -

                                                   1999       1998
                                                 ---------  ---------
Computer equipment                     3 years   $193,313   $149,689
Other                                  5 years     20,303     18,755
                                                 ---------  ---------
  Total cost                                      213,616    168,444
Less:  accumulated depreciation                  (105,181)   (85,291)
                                                 ---------  ---------
  Net carrying value                             $108,435   $ 83,153
                                                 =========  =========

Intangible Property and Amortization is calculated using the straight-line method over 10 years. Amortization expense for 1999 was $5,871. A Summary of Intangible Property is as follows:

                                     -  -  Year  Ended  -  -


                                           1999     1998
                                         --------  -------
Intangible Property - Perfect Solutions  $51,000   $51,000
Web-site Development and Other            14,463         0
                                         --------  -------
  Total cost                              65,463    51,000

Less: accumulated amortization            (5,871)        0
                                         --------  -------
  Net carrying value                      59,592    51,000
                                         --------  -------

Earnings (Loss) Per Share calculations are presented in accordance with Financial Accounting Standards Statement 128, and are calculated on the basis of the weighted average number of common shares outstanding during the year. They include the dilutive effect of common stock equivalents, principally stock options, in years with net income.




 NOTE  1  -  SIGNIFICANT  ACCOUNTING  POLICIES  (continued)

Income taxes are not due since the Company has had losses since inception. The Company has filed its annual tax returns for 1998 and 1997 and reported a net operating losses (NOLs) of :

                           -  -  Year  Ended  -  -
                       1998                1997
                      -------           ---------
                      556,089            662,607

This is a total potential NOL currently reported on the Company's last two 1120 federal tax returns of $1,218,696. These potential NOL carry forwards with the addition of the 1999 loss of about $184,546 may be utilized to reduce future taxable income. These amounts expire at various dates beginning in year 2012. The Company is currently in the process of preparing its current 1120 tax return for fiscal year end June 30, 1999.

Reclassifications of certain prior year amounts were made to conform with the current year presentation.

NOTE  2  -  GOING  CONCERN  REMOVED  IN  1999

In  1998  the  following  footnote  was  presented  with  Auditor's  appropriate
Qualification:

Since inception, the Company has incurred substantial recurring operating losses resulting in cash flow problems.

The Company has in the past relied almost entirely upon cash proceeds from stock sales for working capital requirements. There can be no assurance that present or future conditions will be conducive to funding current working capital needs from proceeds from stock sales. Absent stock sales, the Company is uncertain how it is going to fund working capital requirements. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

In 1999 the "Going Concern Qualification" has been removed based on the following:

1. The Company's loss for 1999 was from the first two quarters of the fiscal year and was considerably less than prior years.

2. The Company generated positive results of operations in the last two quarters of 1999.

3. The Company was able to generate $142,625 of new capital from Financing Activities according to the Statement of Cash Flows. This is only $41,921 short of the entire loss for the year. It appears that the Company maintains the ability to obtain more capital through its "Financing Activities".

4. The Company has no debt.

5. The sales of the Company increased substantially for the year and management's forecast for sales in fiscal year 2000 continues to grow. The Company has a Contract with The Mattress Ventures, LP which will generate at least another $700,000 in sales in fiscal year 2000.

On October 8, 1999 management reported an improved current Ratio (Current Assets / Current Liabilities) as of September 30, 1999 of 2.12 compared to 1.56 as of June 30, 1999. The Quick Ratio (Current Assets - Inventory + Prepaid Expenses / Current Liabilities) was reported to improve to 1.20 as of September 30, 1999 compared to .66 as of June 30, 1999.

In summary, the Company's sales forecast, potential gross profits, and ability to raise additional capital are substantially enhanced over the prior year.

NOTE  3  -  REVENUE  SHARING  INTEREST

In May 1997, the Company purchased a revenue interest in the Sierra-Net subsidiary of Internet Finance & Equipment, Inc. by issuing 177,000 shares of stock. Sierra-Net is an internet service provider in Nevada. The Company valued this transaction at $177,000. Collections have been averaging $3,000 per month since. The interest is 4% of gross revenue and 19% of gross sale proceeds if any significant assets or stock of Sierra-Net are sold.

NOTE  3  -  REVENUE  SHARING  INTEREST  (continued)

The current portion of this interest represents management's estimate of cash receipts over the next 12 months.


NOTE  4  -  MERGERS  AND  DIVESTITURE

In October 1997, the Company formed a new subsidiary, Wired and Wireless Corporation, to plan, design and implement wireless information systems. The Company purchased the equipment and inventory and hired the sole stockholder of Wireless Cable Connection, Inc. in exchange for 100,000 shares of stock to the stockholder.

In June 1998, the Company purchased the customer list and hired the sole owner of Perfect Solutions in exchange for 100,000 shares of stock to the stockholder.

The equipment, inventory, and customer lists were valued at their fair market values which approximated the fair market value of the stock at those times. All of the assets were capitalized and valued at $102,000.

In October 1997, purchased the customer list and accounts receivable and hired the sole stockholder of Barris Communications, Inc. for $40,000 cash. The payment was charged to operations.


Employment agreements were signed with all three key persons involved, with expiration dates ranging from June 1998 to May 1999.

NOTE  5  -  STOCK  OPTIONS  AND  WARRANTS

Beginning with fiscal 1997, the Company adopted the disclosure requirements of FASB Statement 123, Accounting for Stock Based Compensation Plans. The Company's Stock Option Plan provides for the grant of non-qualified options to directors, employees and consultants of the Company, and opportunities for directors, officers, employees and consultants of the Company to make purchases of stock in the Company. In addition, the Company issues stock warrants from time to time to employees, consultants, stockholders and creditors as additional financial incentives. The plans and warrants issuance are administered by the Board of Directors of the Company, who have substantial discretion to determine which persons, amounts, time, price, exercise terms, and restrictions, if any. Options differ from warrants in that the options awards are immediately exercisable and are assignable. In contrast, warrants have employment termination restrictions, vesting periods and are non-transferable.

The Company uses the intrinsic value method of calculating compensation expense, as described and recommended by APB Opinion 25, and allowed by FASB Statement
123. During the years ended June 30, 1999 and 1998, no compensation expense was recognized for the issuance of these options and warrants, because no option prices were below market prices at the date of grant. In addition, 78,182 and 577,999 options were exercised in 1999 and 1998 respectively. As of June 30, 1999, almost all outstanding warrants are payments for consulting and professional services. Summary information on each are as follows:

                                         Weighted                Weighted
                                          average                 average
                            Options    Share Price   Warrants   Share Price
                           ---------  -------------  ---------  ------------

Year ended June 30, 1999:

  Outstanding at
  June 30, 1997             710,660           1.02    605,000           1.25

  Granted                   711,000           1.26     70,850           1.00
  Exercised                (577,999)          (.96)
  Canceled                 (375,000)         (1.25)  (600,000)          1.25
                           ---------  -------------  ---------  ------------

  Outstanding at
  June 30, 1998             468,661   $       1.27     75,850   $       1.02


  Granted                   480,000            .50    350,000           0.50
  Exercised                 (78,182)           .70
                           ---------  -------------  ---------  ------------
  Canceled

  Outstanding at
  June 30, 1999             870,479            .90    425,850           0.59
                           ---------  -------------  ---------  ------------

NOTE  5  -  STOCK  OPTIONS  AND  WARRANTS  (Continued)


Additional  disclosures  as  of  June  30,  1999  are:

                                             Options
                                          $.50 - $1.375
                                          -------------
  Total options
  Number of shares                              870,479
  Weighted average exercise price         $        0.90
  Remaining life                              2-4 years
  All are currently exercisable options.



                                           Warrants    Warrants   Warrants
                                           $     0.50  $    1.00  $    1.25
                                           ----------  ---------  ---------
  Total warrants
  Number of shares                            350,000     70,850      5,000
  Weighted average
  exercise price                           $     0.50  $    1.00  $    1.25
  Remaining life                            2-3 years     1 year     1 year
  All are currently exercisable warrants.

Had compensation cost for the Company's stock-based compensation plan been determined based on the fair value at the grant dates for awards under those plans consistent with the Black-Scholes option-pricing model suggested by FASB Statement 123, the Company's net losses and loss per share would have been increased to the pro forma amount indicated below:

                                         1999         1998
                                    ------------  ------------
  Net loss           -As reported  $   (184,546)  $  (558,324)
                       -Pro forma      (640,323)   (1,105,031)
  Net loss per share -As reported         (0.02)        (0.07)
                       -Pro forma         (0.05)        (0.13)

Variables used in the Black-Scholes option-pricing model include (1) 6.0% risk-free interest rate, (2) expected option life is the actual remaining life of the options as of each year end, (3) expected volatility is the actual historical stock price fluctuation volatility and (4) zero expected dividends.

NOTE  6 - BANK CREDIT FACILITIES, SHAREHOLDER NOTES PAYABLE, AND OTHER FINANCING

In May of FYE 1998 the Company issued a letter of credit from Frost National Bank to secure a vendor purchase for wireless equipment purchased from Hexawave, Inc. The LOC was secured by a $94,000 Certificate of Deposit. The CD was released and the vendor was paid on August 24, 1998.

During 1997, the company received $350,000 from Emerald Bay, LTD (EBLTD)an offshore investor for a convertible note at 10% that had matured on November 15, 1997. The Company attempted to find additional investors to pay the loan off, but was not able to do so in the time frame required. EBLTD converted its note plus accrued interest to 5,833,333 shares on January 12, 1998 after a negotiated reduction to the conversion rights from 3 cents per share to 6 cents per share.

NOTE  7  -  MAJOR  CUSTOMERS  AND  VENDORS

A summary of significant customers and vendors for the years ended June 30, 1999 and 1998, together with their respective size as a percent of total sales and purchases for the years then ended is as follows:

                                  Percent of                Percent of
                                    Totals        1999        Totals       1998
--------------------------------  -----------  -----------  -----------  ---------
Sales
  Comband, S.A. de C.V. (Mexico)          31%  $   460,890      42%      $345,000
  ADC Telecommunications                  11%  $   163,500

  The Mattress Ventures, LP               22%  $   329,276

Purchases
  Hexawave, Inc.                                                50%       314,000
  ATI                                      7%  $    59,163
  CCW                                     17%  $   147,500

  Great Plains Software                   18%  $   159,362

NOTE  8  -  COMMITMENTS  AND  CONTINGENCIES


The Company is liable on an office lease for $3,065 per month on a month-to-month lease.

The predecessor shell company, RAM-Z Enterprises, has an order restricting certain exemptions on sales of securities by it in the State of Utah, based on actions of former owners in the mid-1980's.

The  Company  has  no  lawsuits  pending  or  threatened  against  it.

                            HYPERDYNAMICS CORPORATION
                     Interim Unaudited Financial Statements
                 Index To Interim Unaudited Financial Statements






Unaudited Consolidated Balance Sheet
at December 31, 1999 (unaudited)                       F-20

Unaudited Consolidated Statements of Income
for the three
and six months ended December 31, 1999
and 1998 (both unaudited)                              F-22

Unaudited Consolidated Statements of
Cash Flows for the six
months ended December 31, 1998
and 1998 (both unaudited)                              F-23

Notes to Unaudited Consolidated Financial Statements   F-24

                            HYPERDYNAMICS CORPORATION
                     Interim Unaudited Financial Statements

                            HYPERDYNAMICS CORPORATION
                                AND SUBSIDIARIES
                           Consolidated Balance Sheet
                                December 31, 1999

ASSETS
Current Assets
  Cash - Operating                          $   3,583
     Other                                      2,351
  Accounts Receivable - trade                 306,239
      other                                    28,001
  Inventory                                    88,148
  Revenue interest current portion             85,970
     Prepaid expenses                          65,212
                                            ----------

TOTAL CURRENT ASSETS                          579,504
PROPERTY AND EQUIPMENT
Computers, communication &
    IS infrastructure                         159,359
Office furniture and equipment                 10,152

Leasehold improvements                         11,188
                                            ----------

      Total property and equipment            180,699
        Accumulated depreciation             (111,231)
                                            ----------

TOTAL NET PROPERTY AND
  EQUIPMENT                                    69,468
OTHER ASSETS
Investment in revenue sharing - long term     106,827
Intangible assets - net (PS customer list)     45,900
                                            ----------
Other                                         101,598
                                            ----------


      TOTAL OTHER ASSETS                      254,325
                                            ----------

TOTAL ASSETS                                $ 903,297
                                            ==========

     See  notes  to  unaudited  financial  statements.



                            HYPERDYNAMICS CORPORATION
                     Interim Unaudited Financial Statements

                            HYPERDYNAMICS CORPORATION
                                AND SUBSIDIARIES
                           Consolidated Balance Sheet
                                December 31, 1999


LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Accounts payable - trade                  $   168,576
  Accrued payroll taxes                           2,459
  Sales taxes payable                            21,255
                                            ------------
  TOTAL CURRENT LIABILITIES                     192,290

OTHER LIABILITIES AND
DEFERRED INCOME
  Deferred Revenue                               65,000
                                            ------------
  TOTAL LIABILITIES AND
  DEFERRED INCOME                                65,000

STOCKHOLDERS' EQUITY

Common stock, par value $0.001;                  12,564
  50,000,000 shares authorized;
12,564,503 shares issued and outstanding.
  Additional paid-in capital                  1,787,270
  Retained (deficit)                         (1,153,827)
                                            ------------
  TOTAL STOCKHOLDERS'
  EQUITY                                        646,007
                                            ------------
TOTAL LIABILITIES AND
STOCKHOLDERS EQUITY                         $   903,297
                                            ============


     See  notes  to  unaudited  financial  statements.

                            HYPERDYNAMICS CORPORATION
                     Interim Unaudited Financial Statements

                            HYPERDYNAMICS CORPORATION
                                AND SUBSIDIARIES

                         Consolidated Income Statements
             3 Months and 6 Months Ended December 31, 1999 and 1998


                      3  MONTHS  ENDED     6  MONTHS  ENDED
                          DECEMBER  31       DECEMBER  31
                     -------------------  --------------------
                       1999      1998       1999       1998
                     --------  ---------  --------  ----------
Revenues             $712,422  $177,265   $955,811  $ 334,168
Cost of Revenues      444,294    91,878    542,547    202,055
                     --------  ---------  --------  ----------

  GROSS MARGIN        268,128    85,387    413,264    132,113

Operating Expenses
  Selling              36,901     2,298     41,215      7,969
  General and
    Administrative    122,978   147,748    254,164    261,576
  Interest                  0     3,277          0      3,277
  Depreciation          6,250     8,340     12,500     15,149
                     --------  ---------  --------  ----------

TOTAL OPERATING
  EXPENSES            166,129   161,663    307,879    287,971
                     --------  ---------  --------  ----------


OPERATING
  INCOME/(LOSS)       101,999   (76,276)   105,385   (155,858)


     See  notes  to  unaudited  financial  statements.


                             HYPERDYNAMICS CORPORATION
                      Interim Unaudited Financial Statements


Other Income (Expense)
  Gain on Sale of
  Discontinued Operations          (568)            0       127,065             0
  Loss from Discontinued
Operations                            0           654          (568)            0
  Other                              29        (9,397)           28        (7,972)
                            ------------  ------------  ------------  ------------
  NET INCOME/(LOSS)
  BEFORE
INCOME TAXES                    101,460       (85,019)      231,910      (163,830)
                            ------------  ------------  ------------  ------------
Income Tax (Benefit)                  0             0             0             0

NET INCOME/(LOSS)           $   101,460      ($85,019)  $   231,910     ($163,830)


NET INCOME/(LOSS)
PER COMMON SHARE            $       .01   $      (.01)  $       .02   $      (.02)
Weighted average
shares outstanding           12,437,329    12,208,321    12,437,329    12,208,321


     See  notes  to  unaudited  financial  statements.

                            HYPERDYNAMICS CORPORATION
                     Interim Unaudited Financial Statements

                           HYPERDYNAMICS  CORPORATION
                                AND  SUBSIDIARIES
                    Consolidated  Statement  of  Cash  Flows
                6  Months  Ended  December  31,  1999  and  1998


                                                         1999        1998
                                                       ---------  ----------
Cash flows from operating activities
  Net Income/(Loss)                                     105,414   $(163,830)

Adjustments to reconcile net income to
cash provided from operating activities
  Depreciation and amortization                          12,500      15,149
  Sale of Discontinued Operations                       127,633           0
  Loss from Discontinued Operations                        (568)          0
  Note conversion                                             0       7,972
  Decrease in equipment from discontinued operations     26,468           0
Net (increase) decrease receivables and other
  Certificate of deposit - restricted                         0      94,000
  Accounts receivable - trade                          (219,853)    (44,912)
  Other                                                 (23,000)     30,000
  Due from officers                                           0           0
  Inventory                                             (16,664)    (33,946)
  Prepaid expenses                                      (60,164)          0

  Revenue sharing                                       (50,000)     20,037
  Deposits and Other assets                            (111,169)          0
Net increase (decrease) accruals / payables
  Accounts payable - trade                                7,659      60,754
  Accrued expenses                                      (10,120)      9,436
  Accrued taxes                                          19,015      (5,890)
  Other                                                  53,800      (5,950)
                                                       ---------  ----------


              See  notes  to  unaudited  financial  statements.


                            HYPERDYNAMICS CORPORATION
                     Interim Unaudited Financial Statements


NET CASH (USED) BY
OPERATING ACTIVITIES                  (139,049)  (17,180)
Cash flows from investing activities
Purchase of property and equipment           0   (13,911)
                                      ---------  --------


                            HYPERDYNAMICS CORPORATION
                     Interim Unaudited Financial Statements


NET CASH PROVIDED (USED)
FOR INVESTING ACTIVITIES                            0    (13,911)
Cash flows from financing activities
  Sale of common stock - related party         50,000          0
  Sale of common stock                         27,500          0
  Increase in short-term convertible notes          0     27,680
                                             ---------  ---------



NET CASH PROVIDED FROM
FINANCING ACTIVITIES                           77,500     27,680
                                             ---------  ---------

NET DECREASE IN CASH                          (61,549)    (3,411)
CASH AT BEGINNING OF PERIOD                    67,483      4,908
                                             ---------  ---------

CASH AND CASH EQUIVALENTS AT
END OF PERIOD                                $  5,934   $  1,549

Supplemental Information
Interest paid                                $      0   $      0


See  notes  to  unaudited  financial  statements.

                            HYPERDYNAMICS CORPORATION
                     Interim Unaudited Financial Statements

                            HYPERDYNAMICS CORPORATION
                     NOTES TO UNAUDITED FINANCIAL STATEMENTS


1. The unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. The financial statements contained herein should be read in conjunction with the audited financial statements of the Company. Accordingly, footnote disclosures which would substantially duplicate the disclosure in those statements has been omitted. Certain reclassifications were made to financials as of December 31, 1998 in order to conform to the current presentation.

2. During the quarter and six months ended December 31, 1999, warrants for 275,000 unregistered common stock with a strike price of $2.00 per share were granted to Robert Gleckman pursuant to a consulting agreement. During the same period 57,500 options with a strike price of $2.00 per share for registered common  stock  under  S-8  registration  were  granted  to  employees.

3. During the second quarter ending December 31, 1999,100,000 options were exercised at $.50 per share by Michael E. Watts, brother of Kent Watts, President for the Company and 100,000 shares were issued as a result. During the same period 55,000 options were exercised at $.50 per share by others and the 55,000 shares were issued. This is a total of 155,000 options exercised for the period ended December 31, 1999 for a total of $77,500.

See  notes  to  unaudited  financial  statements.


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